Exhibit 10.11

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS
DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS
BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT
TREATS AS PRIVATE OR CONFIDENTIAL.

RESEARCH COLLABORATION AND LICENSE AGREEMENT

between

CITY THERAPEUTICS, INC.

and

BAUSCH + LOMB IRELAND LIMITED

July 8, 2024

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This RESEARCH COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of July 8, 2024 (the “Effective Date”), by and between CITY THERAPEUTICS, INC., a Delaware corporation with a place of business at 399 Binney Street, Cambridge, MA 02142 (“City”), and Bausch + Lomb Ireland Limited, a corporation organized under the laws of Ireland, having offices at 3013 Lake Drive, Citywest Business Campus, Dublin 24, Ireland (“B+L”). In this Agreement, B+L and City are collectively referred to as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, B+L desires to enter into a research collaboration with City pursuant to which City shall undertake a research program for Licensed Molecules (as defined below), which would enable B+L to develop, and subsequently commercialize, one or more Licensed Products (as defined below) in the Field (as defined below) and the Territory (as defined below); and

WHEREAS, City desires to grant to B+L, and B+L desires to obtain from City, an exclusive, worldwide license to certain City intellectual property to develop, manufacture and commercialize Licensed Molecules and Licensed Products in the Field throughout the Territory.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Article 1
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1           “Acquiring Organization” means [***].

1.2           “Acquiring Organization Intellectual Property” means all Know-How and Patents Controlled by the Acquiring Organization, except for: [***].

1.3           “Acquiror” shall have the meaning set forth in Section 1.4.

1.4           “Acquisition” of a Person (a “Target Person”) means [***].

1.5           “Additional B+L Studies” shall have the meaning set forth in Section 2.2.2.

1.6           “Additional B+L Studies Efforts Obligations” shall have the meaning set forth in Section 2.2.2.

1.7           “Affiliate” shall mean, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party, but only for so long as such control exists. For the purpose of this definition and the “Acquisition” definition set forth in Section 1.4, “control” shall mean, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. [***].

1.8           “Agreement” shall have the meaning set forth in the preamble hereto.

1.9           “Annual Net Sales” for a Calendar Year for a particular Licensed Product shall mean Net Sales of such Licensed Product in all countries in such Calendar Year.

1.10         “Applied B+L Technology” means, [***].

1.11         “Assumed Patents” shall have the meaning set forth in Section 8.2.3(b).

1.12         “Audited Party” shall have the meaning set forth in Section 6.11.2.

1.13         “Auditing Party” shall have the meaning set forth in Section 6.11.2.

1.14         “B+L” shall have the meaning set forth in the preamble hereto.

1.15         “B+L Indemnitees” shall have the meaning set forth in Section 11.2.

1.16         “Bankruptcy Code” shall have the meaning set forth in Section 9.6.2.

1.17         “Budget Amount” shall mean [***].

1.18         “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed, as the case may be, in New York, USA or Dublin, Ireland.

1.19         “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.20         “Calendar Year” shall mean a period of twelve (12) consecutive calendar months ending on December 31.

1.21         “City” shall have the meaning set forth in the preamble hereto.

1.22         “City Indemnitees” shall have the meaning set forth in Section 11.1.

1.23         “City Molecule-Specific Patent” shall mean [***].

1.24         “City Owned Patents” shall mean Licensed Patents that are owned solely by City or any of its Affiliates (or jointly by City and any of its Affiliates).

1.25         “City Royalty Event” shall mean [***].

1.26         “City Royalty Payment” shall have the meaning set forth in Section 3.5.

1.27         “Claim Basis” shall have the meaning set forth in Section 11.3.2.

1.28         “Clinical Trial” shall mean any human clinical study of a pharmaceutical product.

1.29         “CMC Licensed Know-How” shall mean Licensed Know-How necessary or reasonably useful to Manufacture Licensed Molecules or Licensed Products.

1.30         “Combination Product” shall mean a Licensed Product that contains both: (a) one or more Licensed Molecules; and (b) either (i) one or more Other API (including any combination of a Licensed Product sold together in a single package or for a single price with a separately formulated product containing an Other API) or (ii) any Third Party drug delivery device, drug eluting implant, or drug eluting polymer, in each case, for the administration of the portion of such Licensed Product containing a Licensed Molecule (each a “Drug Delivery Device”).

1.31         “Commercialize” shall mean any and all activities directed to the promotion, marketing, distribution or sale (and offer for sale or import or export for sale) of a product. “Commercializing” and “Commercialization” shall have corresponding meanings.

1.32         “Commercially Reasonable Efforts” shall mean, [***].

1.33         “Committed Target Notice” shall have the meaning set forth in Section 2.8.

1.34         “Committee Deadlock” shall have the meaning set forth in Section 4.4.

1.35         “Competing Product” shall mean [***].

1.36         “Competing Research Product” shall mean [***].

1.37         “Confidential Information” shall mean all confidential or proprietary information, Know-How, or data of one Party (the “Disclosing Party”) that is provided or disclosed by the Disclosing Party or its employees, agents, or other representatives to the other Party (the “Receiving Party”) or that the Receiving Party otherwise receives or accesses directly from the Disclosing Party or its employees, agents, or other representatives in the course of performing its obligations or exercising its rights under this Agreement and is marked or otherwise identified as confidential or that, by its nature, a reasonable Person would understand to be confidential. Notwithstanding the foregoing sentence, Confidential Information does not include any information, Know-How, or data:

(a)           that the Receiving Party can document was already known to the Receiving Party at the time of disclosure by the Disclosing Party without a duty of confidentiality;

(b)           generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)           generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

(d)           subsequently disclosed to the Receiving Party by a Third Party who had no obligation to the Disclosing Party or any Affiliate of the Disclosing Party not to disclose such information to others; or

(e)           independently discovered or developed by or on behalf of the Receiving Party without the use of, reliance on or reference to the Confidential Information belonging to the other Party and the Receiving Party has contemporaneous documentation or other competent evidence to that effect.

Subject to the exclusions in clause (c) above, the terms of this Agreement shall be deemed to be the Confidential Information of both Parties (and both Parties shall be deemed to be the Receiving Party with respect thereto).

Subject to the exclusions in clauses (b)-(d) above: [***].

1.38         “Confirmation Notice” shall have the meaning set forth in Section 2.8.

1.39         “Control” and its correlative terms, “Controlled” or “Controls”, with respect to Know-How or Patents, shall mean the ability to grant a right, license or sublicense to such Know-How or Patents (other than pursuant to any rights granted in this Agreement) without violating the terms of any agreement with any Third Party; provided, however, [***].

1.40         “Cover,” “Covered” or “Covers” shall mean, as to a process, composition of matter, or product and a Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making (including methods of making), using (including methods of use, such as methods of treatment), selling, offering for sale or importation of such process, composition of matter or product would infringe such Patent or, as to a pending claim included in such Patent, the making, using, selling, offering for sale or importation of such process, composition of matter or product would infringe such Patent if such pending claim were to issue in an issued Patent without modification.

1.41         “CRO” shall have the meaning set forth in Section 2.2.1.

1.42         “Development” shall mean any and all activities directed to obtaining and maintaining Regulatory Approval for a product for any indication, including research, discovery, composition of matter identification and generation, non-clinical, pre-clinical trials and Clinical Trials, post approval studies, supporting Manufacturing, production process development and formulation and related regulatory activities. “Develop” and “Developing” shall have corresponding meanings.

1.43         “Development Candidate Selection” shall have the meaning set forth in Section 3.1.1.

1.44         “Development Candidate Selection Notice” shall have the meaning set forth in Section 3.1.1.

1.45         “Development Candidate Selection Payment” shall have the meaning set forth in Section 3.1.1.

1.46         “Development Candidate Selection Period” shall mean the period commencing [***].

1.47         “Development Candidate Selection Termination Condition” shall have the meaning set forth in Section 3.1.4.

1.48         “Disclosing Party” shall have the meaning set forth in Section 1.37.

1.49         “Drug Delivery Device” shall have the meaning set forth in Section 1.30.

1.50         “Effective Date” shall have the meaning set forth in the preamble hereto.

1.51         “EMA” shall mean the European Medicines Agency and any successor or replacement agency.

1.52         “Exclusivity Period” shall mean the period beginning [***].

1.53         “Exploit” shall mean to make, have made, import, use, sell, offer for sale, Develop, Manufacture, and Commercialize. “Exploitation” shall mean the act of Exploiting a composition of matter, product or process.

1.54         “FD&C Act” shall mean the U.S. Federal Food, Drug and Cosmetic Act, as amended or supplemented from time to time.

1.55         “FDA” shall mean the U.S. Food and Drug Administration, and any successor or replacement agency.

1.56         “Field” shall mean [***].

1.57         “First Commercial Sale” shall mean, with respect to any Licensed Product and country, the first sale to a Third Party for end use, including consumption, of such Licensed Product in such country; provided, that such sale is after all required Regulatory Approvals have been granted to sell such Licensed Product in such country. Registration samples, inter-company transfers to Affiliates or Sublicensees of a Party for resale, and supply for compassionate use, named patient use, clinical trial purposes or other similar non-commercial uses shall not constitute a First Commercial Sale.

1.58         “Force Majeure Event” shall have the meaning set forth in Section 12.4.

1.59         “FTE” shall mean the equivalent of the work of one (1) employee full time for one (1) Calendar Year (consisting of at least a total of [***] per Calendar Year) of work directly related to the Research Plan. Any person who works more than [***] per Calendar Year and any person who devotes less than [***] per Calendar Year shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [***].

1.60         “FTE Cost” shall mean, for any period, the FTE Rate multiplied by the number of FTEs in such period.

1.61         “FTE Rate” shall mean, with respect to either Party, a rate of [***] per FTE per year.

1.62         “GAAP” shall mean United States generally accepted accounting principles, consistently applied. Unless otherwise defined or stated, financial terms will be calculated by the accrual method under GAAP.

1.63         “Generic Entry” shall mean, with respect to a particular Licensed Product, the first arm’s length sale to a Third Party of a Generic Product of such Licensed Product for use or consumption in a country.

1.64         “Generic Product” shall mean, after Regulatory Approval of a Licensed Product in a country, any other pharmaceutical product designated for human use launched by a Third Party in such country that (a) has the same active pharmaceutical ingredient(s), administration route and dosage form as such Licensed Product, and (b) is approved for use pursuant to a Regulatory Approval process governing approval of generic or interchangeable drugs based on the then-current standards for Regulatory Approval in such country (e.g., a non-U.S. equivalent to an abbreviated new drug application submitted pursuant to Section 505(j) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. 355(j)), a new drug application submitted pursuant to Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. 355(b)(2)), or a relevant equivalent under non-U.S. law).

1.65         “Good Clinical Practice” or “GCP” shall mean the then-current good clinical practice applicable to the clinical Development of a pharmaceutical product under applicable Law, including the ICH guidelines, U.S. Good Clinical Practice and clause 2 of Article 1 of European Union directive on the conduct of clinical trials 2001/20/EC.

1.66         “Good Laboratory Practice” or “GLP” shall mean the then-current Good Laboratory Practice Standards promulgated or endorsed by the FDA or in the case of any other country, comparable regulatory standards promulgated or endorsed by the Regulatory Authorities in that country.

1.67         “Good Manufacturing Practice” or “GMP” shall mean the then-current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, ICH Guideline Q7A, or equivalent Laws of an applicable Governmental Authority of any other relevant country at the time of manufacture.

1.68         “Governmental Authority” shall mean any court, tribunal, arbitrator, agency, department, board, division, administration, legislative body, commission, official or other instrumentality of (a) any government of any country, (b) a federal, state, province, county, city or other political subdivision thereof, or (c) any international, multinational or supranational body.

1.69         “Gross-Up Payments” shall have the meaning set forth in Section 6.7.

1.70         “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.71         “ICH” shall mean the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.72         “Incomplete Data Package Notice” shall have the meaning set forth in Section 2.9.1.

1.73         “IND” shall mean any Investigational New Drug application, as defined in Title 21 of the Code of Federal Regulations, on file with the FDA before commencement of Clinical Trials, or any comparable filing with any relevant Regulatory Authority in any country or jurisdiction including a Clinical Trial application.

1.74         “Indemnification Claim” shall have the meaning set forth in Section 11.3.1.

1.75         “Indemnitee” shall have the meaning set forth in Section 11.3.2.

1.76         “Indemnitor” shall have the meaning set forth in Section 11.3.2.

1.77         “Infringement Action” shall have the meaning set forth in Section 8.3.1(a).

1.78         “Initial NHP Study Plan” shall have the meaning set forth in Section 2.2.1.

1.79         “Initiation” of a Clinical Trial shall mean the dosing of the [***] subject in the relevant Clinical Trial.

1.80         “Invalidity Claim” shall have the meaning set forth in Section 8.5.1.

1.81         “Invention” shall mean an invention invented by a Party in performance of the Research Plan.

1.82         “JAMS” shall have the meaning set forth in Section 1.102(1).

1.83         “Joint Inventions” shall have the meaning set forth in Section 8.1.2.

1.84         “Joint Molecule-Specific Patents” shall mean [***].

1.85         “Joint Patent Costs” shall have the meaning set forth in Section 8.2.4(c).

1.86         “Joint Patents” shall have the meaning set forth in Section 8.2.2.

1.87         “Joint Research Committee” or “JRC” shall have the meaning set forth in Section 4.1.

1.88         “Know-How” shall mean all technical information, know-how and data, inventions (whether patentable or not), discoveries, trade secrets, specifications, processes, formulae, and other technology applicable to compositions of matter, formulations, compositions, products or to their manufacture, Development, use or Commercialization.

1.89         “Law” shall mean all laws, statutes, ordinances, rules, rulings, treaties, procedures, notices, regulations, writs, judgments, decrees, injunctions (whether preliminary or final), orders and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time.

1.90         “Licensed Know-How” means all Know-How Controlled by City or any of its Affiliates during the Term that is necessary or reasonably useful to Exploit Licensed Molecules or Licensed Products. Notwithstanding the foregoing, Licensed Know-How does not include any: (a) Patents, (b) Know-How that relates to Other API and does not relate to a Licensed Molecule, or (c) Acquiring Organization Intellectual Property.

1.91         “Licensed Molecule” shall mean [***].

1.92         “Licensed Patents” shall mean all Patents Controlled by City or any of its Affiliates during the Term that are necessary to make, use, sell, offer to sell or import any Licensed Molecule or a Licensed Product. Notwithstanding the foregoing, Licensed Patents do not include: [***].

1.93         “Licensed Product” shall mean any product containing one or more Licensed Molecules, in any dosage form, formulation or method of delivery.

1.94         “Licensed Technology” shall mean all Licensed Patents and Licensed Know- How.

1.95         [***]

1.96         “Manufacture” shall mean, in respect of a product, the production, manufacture, formulation, processing, filling, finishing, packaging, labeling, shipping and holding of such product or any intermediate thereof, including pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.97         “Materials” shall mean any tangible chemical or biological material, including any small molecules, DNA, RNA, clones, cells, and any expression product, progeny, derivative or other improvement thereto, along with any tangible chemical or biological material.

1.98         “Milestone Event” shall have the meaning set forth in Section 6.4.1.

1.99         “Milestone Payment” shall have the meaning set forth in Section 6.4.1.

1.100       “Molecule-Specific Patents” shall have the meaning set forth in Section 8.3.1(a).

1.101       “NDA” shall mean a new drug application submitted to the FDA pursuant to Section 505(b) of the FD&C Act (21 U.S.C. § 355(b)), and all amendments and supplements thereto, or any comparable filing with any relevant Regulatory Authority in any country or jurisdiction.

1.102       “Net Sales” means [***]

(a)            [***]

(b)            [***]

(c)            [***]

(d)            [***]

(e)            [***]

(f)             [***]

(g)            [***]

(h)            [***]

(i)             [***]

Each of the amounts set forth above shall be determined from [***].

With respect to any sale of a Licensed Product in a given country for [***].

[***]

[***]

[***]

[***]

[***]

1	[***]

2	[***]

3	[***]

[***]

1.103       “NHP Study” shall mean the non-human primate study contemplated under the Research Plan.

1.104       “NHP Study Molecule(s)” shall have the meaning set forth in Section 4.2.

1.105       “NHP Study Plan” shall mean the plan approved by the JRC (including if determined by B+L as a result of a NHP Study Plan Deadlock) for undertaking the NHP Study, which shall include a non-binding budget for the estimated Research Costs for the performance thereof and protocol.

1.106       “NHP Study Plan Deadlock” shall have the meaning set forth in Section 4.4.

1.107       “Ordinary Research Costs” shall mean all Research Costs other than those incurred in performance of the NHP Study Plan.

1.108       “OSIF Agreement” shall mean that certain Exclusive License Agreement entered into by and between the Ohio State Innovation Foundation and City Therapeutics, Inc. dated as of October 30, 2023.

1.109       “OSIF Covered Molecule” shall have the meaning set forth in Section 3.3.1.

1.110       “OSIF Patent” shall mean any Patent licensed to City pursuant to the OSIF Agreement.

1.111       “Other API” shall mean an active pharmaceutical ingredient that is not a Licensed Molecule.

1.112       “Party” and “Parties” shall have the meaning set forth in the preamble hereto.

1.113       “Patent Challenge” shall have the meaning set forth in Section 9.5.

1.114       “Patent Challenge Notice Date” shall have the meaning set forth in Section 9.5.

1.115       “Patent Term Extension” shall have the meaning set forth in Section 8.4.

1.116       “Patents” shall mean (a) all patents or patent applications, including any continuations, continuations-in-part, divisions, provisional, converted provisional, continued prosecution or substitute applications, (b) any patent issued with respect to any of the foregoing patent applications, including utility models, petty patents, innovation patents and design patents and certificates of invention, (c) any reissue, reexamination, renewal, restoration or extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications, and (d) all foreign counterparts of any of the foregoing, or as applicable portions thereof or individual claims therein.

1.117       “Person” shall mean any individual, corporation, company, partnership, trust, limited liability company, association or other business entity.

1.118       “Personnel Research Costs” shall mean the costs of City’s or its Affiliates’ employees in connection with the performance of the Research Plan (including the NHP Study Plan) (calculated as the FTE Costs).

1.119       “Phase II Clinical Trial” shall mean a Clinical Trial of a Licensed Product as a monotherapy or in combination with one or more other products: (a) with the primary endpoint of evaluating its effectiveness for a particular indication or indications, its short term tolerance and safety, but is not intended to be pivotal to support Regulatory Approval for such Licensed Product; or (b) that meets the definition in 21 C.F.R. §312.21(b) or any of its foreign equivalents.

1.120       “Phase III Clinical Trial” shall mean a Clinical Trial of a Licensed Product as a monotherapy or in combination with one or more other products: (a) on a sufficient number of patients, which trial (i) is designed to establish that such Licensed Product is safe and efficacious for its intended use, and (ii) is pivotal to support Regulatory Approval for such Licensed Product; or (b) that meets the definition in 21 C.F.R. §312.21(c) or any of its foreign equivalents.

1.121       “Post-NHP Additional Study” shall have the meaning set forth in Section 2.9.2.

1.122       “Post-NHP Additional Study Notice” shall have the meaning set forth in Section 2.9.2.

1.123       “Post-NHP Additional Studies End Date” means the first to occur of: [***].

1.124       “Post-NHP Additional Studies Update” shall have the meaning set forth in Section 2.9.2.

1.125       “Pre-Clinical Data Package” shall have the meaning set forth in Section 2.9.1.

1.126       “Program Molecule” shall have the meaning set forth in Section 1.91.

1.127       “Proposed Replacement Target” shall have the meaning set forth in Section 2.8.

1.128       “Prosecution” or “Prosecute” shall have the meaning set forth in Section 8.2.1.

1.129       “Receiving Party” shall have the meaning set forth in Section 1.37.

1.130       “Regulatory Approval” shall mean any and all approvals (including applicable pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, in each case, necessary to Commercialize a product in a country (e.g., an NDA).

1.131       “Regulatory Authority” shall mean any national, supranational, regional, state or local regulatory agency, administration, department, bureau, commission, council or other governmental entity including the FDA and the EMA and any other agencies in any country involved in the granting or receipt of Regulatory Approvals.

1.132       “Regulatory Clearance” means any and all waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement (and any extension thereof, including any agreements (i.e., timing agreements or otherwise) with a Governmental Authority not to consummate the transactions for any period of time) and any and all waiting periods, clearances or approvals in connection with other Regulatory Filings that are otherwise required to consummate the transactions contemplated hereby shall have expired, been terminated, been made, or been obtained.

1.133       “Regulatory Documentation” means, with respect to a Licensed Product, all INDs, NDAs, and other regulatory applications submitted to any Regulatory Authority, regulatory materials, drug dossiers, and any other reports, records, correspondence, and other materials with respect to any Regulatory Authority relating to the Licensed Product and required to Develop, Manufacture, or Commercialize the Licensed Product other than Regulatory Approvals.

1.134       “Regulatory Exclusivity” means, with respect to a Licensed Product and a country, any data exclusivity or other right of exclusivity (other than Patent exclusivity), granted or afforded by applicable Law or by a Regulatory Authority in such country, that confers exclusive marketing rights with respect to such Licensed Product in such country and prevents the initial market entry of a Generic Product with respect to such Licensed Product.

1.135       “Regulatory Filings” shall have the meaning set forth in Section 3.1.2.

1.136       “Regulatory Filings Contingent Notice” shall have the meaning set forth in Section 3.1.2.

1.137        “Regulatory Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; any other federal, state, or foreign law, regulation or decree that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition; and all applicable laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or other holdings for reasons of national security or other public policy.

1.138       “Related Targets” shall mean [***].

1.139       “Research Costs” shall mean the following reasonable and documented costs and expenses incurred by or on behalf of City or its Affiliates in connection with the performance of the Research Plan: [***].

1.140       “Research Period” shall mean the period beginning on the Effective Date and ending on the Research Period End Date.

1.141       “Research Period End Date” shall mean the earlier of: [***].

1.142       “Research Plan” shall mean: (a) the research plan set forth in Schedule 1.142 and; (b) the NHP Study Plan.

1.143       “Research Plan Termination Notice” shall have the meaning set forth in Section 9.3.1.

1.144       “Reverted Product” means a Licensed Product that, [***]

1.145       “Royalty Payment” shall have the meaning set forth in Section 6.6.1.

1.146       “Royalty Rate” shall have the meaning set forth in Section 6.6.1.

1.147       “Royalty Term” shall have the meaning set forth in Section 6.6.1.

1.148       “Sales & Royalty Report” shall mean a written report or reports showing each of: [***].

1.149       “Sales Milestone Event” shall have the meaning set forth in Section 6.5.

1.150       “Sales Milestone Payment” shall have the meaning set forth in Section 6.5.

1.151       “Security Regulators” shall have the meaning set forth in Section 7.6.

1.152       “Segregate” means, with respect to any given product or program of an Acquiring Organization, to segregate activities directed to [***]:

(a)            [***]

(b)            [***].

1.153       “Senior Officer” shall mean [***].

1.154       “siRNA” means [***].

1.155       “Sublicense Agreement” shall mean any agreement under which a sublicense is granted to a Sublicensee under any Licensed Technology licensed to B+L pursuant to Section 3.2.

1.156       “Sublicensee” shall mean any Third Party to whom a sublicense is granted under any Licensed Technology licensed to B+L pursuant to Section 3.2 (whether directly or indirectly as a sub-sublicensee at any tier level).

1.157       “Target” shall mean: [***].

1.158      “Target Person” shall have the meaning set forth in Section 1.4.

1.159       “Target Replacement Deadline” shall mean the earlier of: [***].

1.160       “Target Replacement Notice” shall have the meaning set forth in Section 2.8.

1.161       “Term” shall have the meaning set forth in Section 9.1.

1.162       “Termination Date” shall mean the effective date of termination of this Agreement in accordance with its terms.

1.163       “Territory” means worldwide.

1.164       “Third Party” shall mean any Person who is not a Party or an Affiliate of a Party.

1.39.

1.165       “Third Party Claims” shall have the meaning set forth in Section 11.1.

1.166       “Third Party Compensation” shall have the meaning set forth in Section

1.167       “Third Party License” shall have the meaning set forth in Section 6.6.2(c).

1.168       “US” and “USA” shall mean the United States of America, including all of its territories and possessions.

1.169       “USD” shall mean United States Dollars.

1.170       “Valid Claim” shall mean a claim of: (a) an issued and unexpired Patent that has not been abandoned, cancelled or held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, or that has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a pending patent application that was filed and is being prosecuted in good faith and has not been cancelled, withdrawn from consideration, abandoned or finally disallowed without the possibility of appeal or refiling of the application; provided, however, that Valid Claim shall exclude any such pending claim in an application that has not been granted within [***] following the earliest priority filing date for such application unless and until such claim is granted.

1.171       “Wind Down Period” shall have the meaning set forth in Section 9.3.1.

1.172       “Withholding Taxes” shall have the meaning set forth in Section 6.7.

1.173       Interpretation. Unless the context of this Agreement otherwise requires: (a) words of one gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and other similar words refer to this entire Agreement; (d) the words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified; (e) the terms “Article” and “Section” refer to the specified Article and Section of this Agreement (unless clear from the context that it refers to an Article or Section of some other document); (f) “or” has the inclusive meaning represented by the phrase “and/or”; (g) the words “will” and “shall” shall have the same meaning; (h) The letter “M” used in connection with the USD figures in this Agreement denotes “million” and the letter “B” used in connection with the USD figures in this Agreement denotes “billion”; and (i) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or, only with respect to events or developments occurring or actions taken or conditions existing after the date of such amendment, modification or issuance, after the date of this Agreement, but only to the extent such amendment or modification, to the extent it occurs after the date hereof, does not have a retroactive effect. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

Article 2
RESEARCH AND DEVELOPMENT COLLABORATION

2.1           Conduct of Research Plan. City shall use Commercially Reasonable Efforts to perform all activities set forth in the Research Plan prior to [***]. City and B+L will conduct their activities under the Research Plan in accordance with good scientific standards and practices and the terms of the Research Plan and in compliance in all material respects with the requirements of GLP, GMP, GCP, as applicable, and all applicable Laws, including the Animal Welfare Act (AWA) for any USDA-covered species. In addition, laboratory animal work will be performed in a manner consistent with the guidance of an internal Institutional Animal Care and Use Committee (IACUC) and the recommended guidelines of the American Association of Laboratory Animal Science (AALAS). In the case of work performed at City’s facility, the internal vivarium shall also be subject to inspection by the Commission of Laboratory Animals of the Cambridge Public Health Department.

2.2           Preparation of NHP Study Plan and Conduct of NHP Study.

2.2.1           At the request of either Party, the Parties shall promptly and jointly prepare a draft of the plan for undertaking the NHP Study (“Initial NHP Study Plan”) for the purpose of allowing for completion of the NHP Study in the timeframe contemplated under the Research Plan. City shall be primarily responsible for preparing the Initial NHP Study Plan and shall incorporate all reasonable comments from B+L in connection therewith. Following completion of the draft, City shall provide a copy of the Initial NHP Study Plan to the JRC for review. Thereafter, B+L and City shall use Commercially Reasonable Efforts to finalize an NHP Study Plan (to be completed without unreasonable delay), including a non-binding budget for the expected Research Costs for the performance of such NHP Study Plan and study protocol and the selection of NHP Study Molecules. If B+L is conducting Additional B+L Studies (as defined below) to evaluate Program Molecules, then, with respect to B+L, such Commercially Reasonable Efforts shall include completing such Additional B+L Studies in a reasonably prompt manner (or terminating such Additional B+L Studies if B+L decides they are no longer necessary). City shall use Commercially Reasonable Efforts to perform all activities set forth in the NHP Study Plan not intended to be performed by the contract research organization (“CRO”) and shall oversee and coordinate with the CRO with respect to those activities set forth in the NHP Study Plan to be performed by the CRO, in accordance with the terms of the Research Plan (including the NHP Study Plan), in accordance with good scientific standards and practices, and in compliance in all material respects with the requirements of GLP, GMP, GCP, as applicable, and all applicable Laws.

2.2.2           B+L may, at its own cost, conduct studies to evaluate Program Molecules prior to the NHP Study (“Additional B+L Studies”). Within [***] after the end of each Calendar Quarter, B+L shall provide City with a written summary of the primary activities undertaken with respect to any Additional B+L Studies in such most recently ended Calendar Quarter. If applicable, within [***] of completion of any Additional B+L Study, B+L shall provide City with material data and results generated from such Additional B+L Studies (it being understood that B+L shall not be obligated to generate any particular data, or analyze, compile or organize any data that is generated, in relation to any Additional B+L Studies). Prior to making Development Candidate Selection, B+L shall not [***]. Unless and until the JRC has determined a NHP Study Plan, B+L shall use Commercially Reasonable Efforts to terminate or promptly conduct and complete (or terminate) all Additional B+L Studies (if any) (the “Additional B+L Studies Efforts Obligation”).

2.3           Research Costs. For purposes of B+L’s internal budgeting process, within [***] days of the Effective Date, City shall provide to B+L a reasonable estimate of the portion of the Budget Amount and the NHP Study Plan budget that City expects to utilize both during the period ending on [***] and the period ending on the [***]. City shall provide to B+L a reasonable estimate within [***] of the portions of the Budget Amount and the NHP Study Plan budget that City expects to utilize during the fiscal year ending on [***]. City shall use Commercially Reasonable Efforts to perform its activities set forth in the Research Plan (other than the NHP Study) within the Budget Amount, including all costs and expenses associated with its use of any Third Party’s resources or facilities in connection therewith. City shall use Commercially Reasonable Efforts to perform its activities set forth in the NHP Study Plan within the budget included in the NHP Study Plan, including all costs and expenses associated with its use of any Third Party’s resources or facilities in connection therewith. B+L shall use Commercially Reasonable Efforts to perform its activities set forth in the Research Plan (including, if applicable, the NHP Study Plan) at B+L’s sole cost and expense, including all costs and expenses associated with its use of any Third Party’s resources or facilities in connection therewith.

2.4           Payment of Research Costs. B+L shall reimburse City for all Research Costs incurred by City (including, without limitation, for the NHP Study). Notwithstanding the foregoing, B+L has no obligation to reimburse City for aggregate Ordinary Research Costs in excess of the Budget Amount. After the last day of each calendar month in which City incurs costs in conducting activities under the Research Plan, City shall provide B+L with (a) a report of all Research Costs that were incurred by City in performing such activities in such calendar month, and (b) an invoice for the amount of such Research Costs. B+L shall pay the amount of invoices provided pursuant to this Section 2.4 within [***].

2.5           Subcontracts. City and B+L may perform activities under the Research Plan through one or more Third Party subcontractors, provided that (a) none of the rights of a Party under this Agreement are materially adversely affected as a result of the other Party’s subcontracting; (b) any such Third Party subcontractor to whom a Party discloses Confidential Information of the other Party shall enter into an appropriate written agreement obligating such Third Party to be bound by obligations of confidentiality and restrictions on use of such other Party’s Confidential Information that are no less restrictive than the obligations of the disclosing Party in this Agreement; (c) City shall obligate its subcontractors to agree in writing to assign or license (with the right to grant sublicenses) to City any inventions (and patent rights covering such inventions) created by such Third Party in performing such services for City that are necessary to the research, Development, Manufacture, or Commercialization of Program Molecules; and (d) the Party shall at all times be responsible for the acts and omissions of its subcontractors as if they are such Party’s acts and omissions. Subcontracting shall not relieve a Party of its obligations or liability under this Agreement, and each Party will remain responsible for the performance of its obligations hereunder notwithstanding any such subcontracts.

2.6           Materials. Each Party may, as a matter of course as described in the Research Plan, furnish to the other Party samples of Materials that it Controls and that are necessary for the other Party to carry out its responsibilities under the Research Plan. Neither Party shall use such Materials provided by the other Party except in performance of the Research Plan or as otherwise licensed under this Agreement. Except with the prior written consent of the supplying Party, the Party receiving any Materials will not distribute or otherwise allow the release of Materials to any Third Party, except for subcontracting (subject to the provisions of Section 2.5) as permitted hereunder. All Materials will remain the sole property of the supplying Party, will be used in compliance with all applicable Laws, and will be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known.

2.7           Records; Reports; Monthly Updates.

2.7.1           Records. City will maintain and cause its employees and subcontractors to maintain, records and laboratory notebooks of its research activities under the Research Plan in sufficient detail and in a good scientific manner appropriate for regulatory and intellectual property protection purposes, during the Term and for [***] thereafter. If requested by B+L, City will provide B+L with a copy of any such records to the extent specific to or materially related to any Program Molecule.

2.7.2           Reports. City will provide quarterly updates and reports to B+L through the JRC regarding (a) the cumulative Research Costs, and (b) the Research Plan activities and results, including summaries of the data and information generated and, if reasonably requested by B+L, any raw data relating to the Research Plan, including activities thereunder to the extent specific to or materially related to any Program Molecule, summaries of data associated with the research activities and an assessment of progress under and the estimated timetable for completion of the Research Plan, advancement of Program Molecules to the next phase of research. City shall provide any such written summaries to JRC members at least [***] in advance of the applicable quarterly JRC meeting.

2.7.3           Monthly Updates. City will provide monthly updates regarding the Research Plan activities and results to the JRC.

2.8           Target Replacement Option. B+L may replace the Target [***] and only with a proposed replacement target in the Field on the terms set forth in this Section 2.8. If B+L wishes to replace the Target, B+L shall notify City of the proposed replacement target (the “Proposed Replacement Target”) prior to the Target Replacement Deadline (such notice, the “Target Replacement Notice”). Within [***] following receipt of the Target Replacement Notice, City shall notify B+L in writing stating either: (a) if true, that City is contractually obligated to perform research for or to license Patents or Know-How to a Third Party with respect to such Proposed Replacement Target (or molecules that inhibit the expression of such Proposed Replacement Target) (“Committed Target Notice”); or, alternatively, (b) that the Proposed Replacement Target is confirmed as the new Target (“Confirmation Notice”). The Target shall be replaced with the Proposed Replacement Target if: (i) City does not provide Committed Target Notice within [***] following its receipt of Target Replacement Notice; or (ii) City provides Confirmation Notice. If City provides a Committed Target Notice, then B+L may continually resubmit Target Replacement Notice in accordance with this Section 2.8 until the earlier of: (A) the date a Target Replacement Notice results in a new Target in accordance with this Section 2.8; or (B) the later of: [***]. For clarity, if a Target Replacement Notice is submitted by B+L prior to the Target Replacement Deadline, B+L may continue to submit one or more Target Replacement Notice(s) after the Target Replacement Deadline until a Confirmation Notice is received by B+L, as long each Target Replacement Notice is submitted within [***] of City’s prior Committed Target Notice. For clarity, upon the provision or deemed provision of Confirmation Notice, the Target shall no longer mean [***] and instead shall mean the Proposed Replacement Target for which Confirmation Notice is provided (or deemed provided).

2.9           Pre-Clinical Data Package.

2.9.1           City shall deliver to B+L a data package of the results and data for the data points set out in Schedule 2.9 with respect to such NHP Study Molecules (the “Pre-Clinical Data Package”) promptly after the completion of the Research Plan (but no later than [***] after such completion). B+L may, within [***] after receipt of what City intends as a Pre-Clinical Data Package, notify City that such purported Pre-Clinical Data Package is incomplete in a manner describing the precise data points B+L believes must be provided to complete such purported Pre-Clinical Data Package (“Incomplete Data Package Notice”). If B+L provides such Incomplete Data Package Notice within [***] after receipt of such purported Pre-Clinical Data Package and the Pre-Clinical Data Package is incomplete or B+L reasonably requests additional information that is in City’s or its Affiliates’ possession and was created in performance of the Research Plan, then City shall promptly update the purported Pre-Clinical Data Package with the information reasonably requested by B+L that would make such purported Pre-Clinical Data Package a complete Pre-Clinical Data Package (but no later than [***] after City’s receipt of such Incomplete Data Package Notice, which [***] period shall automatically be extended to [***] at City’s request as long as City is diligently working on updating the purported Pre-Clinical Data Package). Notwithstanding anything to the contrary, a purported Pre-Clinical Data Package shall, without limitation, be deemed a complete Pre-Clinical Data Package if B+L does not provide Incomplete Data Package Notice within [***] after receipt of such purported Pre-Clinical Data Package.

2.9.2           If B+L reasonably determines in good faith that additional pre-clinical studies of any Primary Molecules are necessary for B+L to determine whether to make Development Candidate Selection, then B+L shall, within [***] after receiving a complete Pre-Clinical Data Package, promptly notify City of the additional studies it intends to conduct for such purpose (each an “Post-NHP Additional Study” and such notice, “Post-NHP Additional Study Notice”) and shall use Commercially Reasonable Efforts to promptly conduct and complete (or terminate) all Post-NHP Additional Studies. Within [***] after the end of [***], B+L shall provide City with a written summary of the material activities undertaken with respect to the Post-NHP Additional Studies in such [***] period (each an “Post-NHP Additional Studies Update”). If applicable, within [***] of completion of any Post-NHP Additional Study, B+L shall provide City with material data and results generated from such Post-NHP Additional Study (it being understood that B+L shall not be obligated to generate any particular data, or analyze, compile or organize any data that is generated, in relation to any Post-NHP Additional Study). For all purposes of this Section 2.9.2, Post-NHP Additional Studies shall not include (and, prior to making Development Candidate Selection, B+L shall not perform or have performed with a Program Molecule) any toxicology study intended to meet the requirements for filing an IND.

Article 3

DEVELOPMENT CANDIDATE SELECTION; LICENSE GRANTS

3.1           Development Candidate Selection.

3.1.1           Subject to Section 3.1.2, B+L may, at any time during the Development Candidate Selection Period, make the “Development Candidate Selection” by: (a) notifying City that B+L is selecting one or more Licensed Molecules as clinical candidates (without the need to specify the Licensed Molecule it intends for such selection) (“Development Candidate Selection Notice”); and (b) paying City a non-refundable fee in an amount equal to [***] (“Development Candidate Selection Payment”). Upon Development Candidate Selection, City will, and upon Development Candidate Selection hereby does, grant to B+L the license set forth in Section 3.2.

3.1.2           If B+L determines or reasonably believes that any Regulatory Filings may be required in connection with making the Development Candidate Selection and/or the grant of the license by City to B+L in connection therewith, then, during the Development Candidate Selection Period, B+L shall notify City that it is making the Development Candidate Selection subject to Regulatory Clearance (along with such other information required in the Development Candidate Selection Notice) (“Regulatory Filings Contingent Notice”). The Parties shall use their respective commercially reasonable efforts to promptly file or cause to be filed, within [***] from the delivery of the Regulatory Filings Contingent Notice, any required filings under the HSR Act, and shall make or cause to be made as promptly as practicable and advisable any other filings that B+L reasonably determines in good faith to be necessary or appropriate to consummate the transactions contemplated by the Agreement, including the Development Candidate Selection and/or the grant of the license by City to B+L in connection therewith (collectively, the “Regulatory Filings”). The Parties shall also use their respective commercially reasonable efforts to (x) respond to any inquiries or requests for information and documentary material received from any Governmental Authority in connection with the Regulatory Filings and (y) otherwise take such actions so as to promptly obtain Regulatory Clearance. In connection with the Regulatory Filings, each Party shall (i) consult and cooperate with each other in the preparation of such filings or related submissions to any Governmental Authority, (ii) promptly inform the other Party of any material communication received by such Party from any Governmental Authority regarding the transactions contemplated by the Agreement, (iii) furnish to the other Party all information required for any such filings or related submissions to any Governmental Authority and provide the other Party with an opportunity to review in advance and comment on any material filings or submissions, including, if requested, considering in good faith, reasonable additions, deletions or changes suggested in connection therewith (provided that no Party shall be required to provide copies of filing(s) made pursuant to the HSR Act and other materials may be redacted or withheld (A) to remove business or commercially sensitive material; (B) as necessary to comply with contractual arrangements or applicable Law; and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns), (iv) not participate in any material meeting with any Governmental Authority regarding the transactions contemplated by the Agreement unless it first consults with the other Party in advance, and to the extent permitted by the Governmental Authority, gives the other Party the opportunity to be present thereat, and (v) not agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by the Agreement at the behest of any Governmental Authority without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). [***]. For the avoidance of doubt, neither City nor its Affiliates shall take any of the actions in the immediately preceding sentence without B+L’s prior written consent, which consent may be withheld at the sole discretion of B+L.

3.1.3           If B+L provides Regulatory Filings Contingent Notice: (a) Development Candidate Selection (and the grant of the license by City to B+L in connection therewith) will not be effective (and payment of the Development Candidate Selection Payment will not be required) unless and until all Regulatory Clearance occurs and, at such time, B+L shall make the Development Candidate Selection Payment to City no later than [***] after receipt of such Regulatory Clearance; and (b) the Development Candidate Selection Period shall be extended until Regulatory Clearance has occurred. If the original Development Candidate Selection Period (i.e., other than as extended pursuant to this Section 3.1.3) would have expired prior to the receipt of all Regulatory Clearance, then B+L shall pay to City the Development Candidate Selection Payment no later than [***] after such receipt.

3.1.4           This Agreement shall expire in accordance with Section 9.1 if: (a) the Development Candidate Selection Period expires and B+L has neither (i) made a Development Candidate Selection in accordance with Section 3.1.1 or 3.1.3 (including by paying the Development Candidate Selection Payment), nor (ii) provided Regulatory Filings Contingent Notice in accordance with Section 3.1.2; or (b) B+L has determined (and notified City accordingly, which it shall be required to do promptly following making such determination) that it is no longer commercially reasonable to continue to seek to obtain Regulatory Clearance and that therefore it will not effectuate the Development Candidate Selection (each of (a)-(b) a “Development Candidate Selection Termination Condition”). In such case, the license granted pursuant to Section 3.2 shall never apply, and City shall be free to Exploit any and all Licensed Molecules and Licensed Products, alone or with Third Parties, without any further obligation to B+L (except pursuant to any royalty obligations set forth in Section 3.5, if applicable).

3.2           License Grant. Effective as of B+L’s exercise of the Development Candidate Selection pursuant to Section 3.1 and subject to the terms and conditions of this Agreement, City, on behalf of itself and its Affiliates, shall grant and does hereby grant to B+L and its Affiliates, an exclusive, royalty-bearing, worldwide, sublicensable (subject to Section 3.4), non-transferable (except pursuant to Section 12.1) license, under the Licensed Technology to Exploit the Licensed Molecules and Licensed Products in the Field in the Territory.

3.3           Additional Patents.

3.3.1           Notwithstanding Section 3.2 or anything to the contrary, neither City nor any of its Affiliates grant any sublicense to B+L under (and Licensed Patents do not include) any OSIF Patents. City shall promptly inform B+L in writing of each Licensed Molecule that City creates in performance of the Research Plan that is Covered by any OSIF Patent (each an “OSIF Covered Molecule”).

3.3.2           If: (a) City creates OSIF Covered Molecules in performance of the Research Plan; and (b) the JRC determines that such OSIF Covered Molecules should be the Licensed Molecules that are advanced to non-GLP non-human primate studies in performance of the Research Plan, then, upon B+L’s written request City shall [***]. Notwithstanding anything to the contrary, City (and not B+L) shall be responsible for all payments to OSIF with respect to such sublicense.

3.4           Sublicenses. B+L shall have the right to grant sublicenses, in whole or in part, under the licenses granted in Section 3.2 to its Affiliates or Sublicensees; provided, however, that B+L (a) shall ensure that the terms of any Sublicense Agreement are consistent with this Agreement, and (b) shall remain responsible for compliance with the terms of this Agreement. B+L’s rights to sublicense are limited to those expressly set forth in this Section 3.4 and any sublicense which is not granted in accordance with the terms and conditions of this Section 3.4 is hereby deemed null and void. B+L shall provide City with a copy of any Sublicense Agreement, and any amendment thereto, within [***] after its execution; provided that B+L shall have the right to redact from such copy of such Sublicense Agreement or amendment thereto (i) any information which B+L determines in good faith to be necessary to redact in order to protect any of its or its Sublicensee’s confidential or proprietary information that is not necessary in order to confirm compliance with B+L’s obligations under this Agreement, and (ii) any financial terms.

3.5           City Royalty. If this Agreement expires or terminates after the City Royalty Event, and City (or its Affiliates or licensees) subsequently Commercializes a Licensed Molecule created in performance of the Research Plan, then City shall pay to B+L a [***] royalty on Net Sales (where references to “B+L” in the definition of Net Sales will be replaced with “City”) of products containing such Licensed Molecule in the Territory (the “City Royalty Payment”). The City Royalty Payment shall be payable to B+L until [***]. The City Royalty Payment shall be made subject to and in accordance with the terms set forth in Article 6 (including the royalty reductions set forth in Section 6.6.2), in each case applied mutatis mutandis with respect to City Royalty Payments payable by City.

3.6           Exclusivity.

3.6.1           During the Exclusivity Period, City shall not, itself or with or through any Affiliate or Third Party, research, Develop, Manufacture or Commercialize any Competing Product in the Field.

3.6.2           During the period beginning on [***], City shall not, itself or with or through any Affiliate or Third Party, research, Develop, Manufacture or Commercialize any Competing Research Product in the Field.

3.6.3           During the period beginning on the Effective Date and ending on the earlier of [***], City shall not research, Develop, Manufacture or Commercialize any molecule, product or target on behalf of a Third Party (e.g., a licensee of the results of such activities) [***]. For clarity, this Section does not restrict City or its Affiliates from conducting any activity on its own behalf with respect to [***].

3.6.4            [***].

3.7           No Implied Rights. Neither Party grants any right or license to the other Party under any Know-How, Patent or other intellectual property rights of such Party except as expressly granted in this Agreement. All rights not expressly granted by a Party under this Agreement are reserved to such Party.

3.8           Technology Transfer. As soon as reasonably practicable following the effectiveness of the Development Candidate Selection, City shall deliver to B+L, [***]: (a) all material Licensed Know-How, and (b) other Licensed Know-How reasonably requested by B+L within [***] of B+L’s exercise of the Development Candidate Selection, in each case of (a) and (b), to the extent such Licensed Know-How is in City’s possession and Control that is related to the Licensed Molecules and was not otherwise part of the Pre-Clinical Data Package. City shall use Commercially Reasonable Efforts with respect to those activities for which it is responsible to ensure orderly transition and uninterrupted development thereof. If City becomes aware (including as a result of written notice from B+L) and confirms that any material Licensed Know-How related to the Licensed Molecules in its possession and Control as of the date of the Development Candidate Selection were not included in the Pre-Clinical Data Package or the Licensed Know-How transferred to B+L pursuant to this Section 3.8, then City shall promptly notify B+L of such determination, and City shall promptly take such actions as may be reasonably necessary to deliver such Licensed Know-How, as applicable, to B+L.

3.9           Cooperation. Following the Development Candidate Selection, and until the date that is [***], City shall use Commercially Reasonable Efforts, [***], to make its relevant personnel reasonably available to B+L, at reasonable times during City’s normal business hours and upon reasonable prior notice, to answer any questions or provide instruction as reasonably requested by B+L concerning the Licensed Technology or otherwise in connection with Development of the Licensed Products. B+L shall pay City for the aggregate time of City’s personnel spent in answering such questions and providing such instruction in excess of the [***] aggregate FTE hours in any calendar month. Such time shall be charged at the FTE Rate [***] and B+L shall pay City such amounts within [***].

3.10         CMC Transfer. Following the Development Candidate Selection, and until the date that is [***], City shall have no obligation to deliver any CMC Licensed-Know How pursuant to Section 3.8 and/or Section 3.9 unless requested by B+L. If B+L requests CMC Licensed Know-How and/or related assistance of City personnel, then City shall provide such CMC Licensed Know-How and/or related assistance, and B+L shall promptly reimburse City for all reasonable and documented out-of-pocket and internal costs incurred by City in providing CMC Licensed Know-How and assistance. City shall have no obligation to make its personnel available to B+L for more than [***] in the aggregate across all personnel. B+L shall pay City for the aggregate time of City’s personnel spent in answering such questions and providing such assistance. Such time shall be charged at the FTE Rate [***] and B+L shall pay City such amounts within [***]. This Section 3.10 shall apply notwithstanding anything to the contrary in Section 3.8 or Section 3.9.

Article 4
JOINT RESEARCH COMMITTEE

4.1           Establishment of Joint Research Committee. Within [***] after the Effective Date, the Parties shall establish a joint research committee (the “Joint Research Committee” or “JRC”) consisting of an appropriate number of representatives as may be agreed upon by the Parties, with an equal number of representatives designated by each Party. The initial members of the JRC will be nominated by the Parties promptly following the Effective Date. Such representatives shall be individuals suitable in seniority and experience and having delegated authority to make decisions of the JRC with respect to matters within the scope of the JRC’s responsibilities. The JRC shall have no authority to alter, amend or waive the terms and conditions of this Agreement (including any payment conditions or terms, periods for performance, or obligations of the Parties) or the Research Plan. A Party may change one or more of its representatives serving on the JRC at any time upon notice to the other Party, provided that such replacement is of comparable (or greater) authority and scope of functional responsibility within that Party’s organization as the person he or she is replacing. The JRC shall remain in effect until the first to occur of (a) the expiration or earlier termination of this Agreement, and (b) the Development Candidate Selection.

4.2           Responsibilities. The JRC shall oversee the performance of the Research Plan. The JRC shall also be responsible for finalizing the NHP Study Plan consistent with the data necessary for the Pre-Clinical Data Package as set forth on Schedule 2.9 and, as part of such finalization shall determine which Program Molecule(s) to advance to the NHP Study (each, an “NHP Study Molecules”), and perform such other functions as are specifically designated for the JRC in this Agreement or that the Parties mutually agree in writing to refer to the JRC. The JRC shall not select more than [***] Program Molecules as NHP Study Molecules without each Party’s written consent.

4.3           Meetings. The JRC shall meet in person (a) as mutually agreed between the Parties, (b) as required to review the Initial NHP Study Plan submitted for its review (c) as required to review any proposed amendments to the Research Plan submitted by either Party, and (d) as required to resolve disputes, disagreements or deadlocks unresolved by the JRC, in each case, on such dates, and at such places and times, as the Parties shall agree; provided that the Parties shall endeavor to have the first meeting of the JRC within [***] after its establishment. As appropriate, the JRC may invite a reasonable number of non-voting employees, consultants and scientific advisors to attend its meetings as non-voting observers, provided that such invitees are bound by confidentiality obligations at least as stringent as the provisions set forth herein. For clarity, except for the approval of the NHP Study Plan, the JRC has no authority to amend the Research Plan; any amendment of the Research Plan will be in accordance with Section 12.9.

4.4           Decisions. All decisions of the JRC shall be made by unanimous vote, with each Party having one (1) vote. In order to make any decision, the JRC must have present (in person or via telephone or videoconference) and voting at least one (1) representative of each Party. Subject to the terms of this Agreement, if the JRC does not resolve a matter within [***], or such shorter time as may be determined by the Parties, after it begins discussing any such delegated matter (a “Committee Deadlock”), then the JRC shall escalate such Committee Deadlock to the Senior Officers for resolution by consensus. If following consideration by the Senior Officers for a period of up to [***] there is still no consensus, then [***] shall have the final decision-making authority with respect to such Committee Deadlock. For clarity, if there is a Committee Deadlock with respect to finalizing an NHP Study Plan (a “NHP Study Plan Deadlock”) then [***] shall decide what constitutes the final NHP Study Plan. A NHP Study Plan Deadlock cannot occur unless and until there are no Additional B+L Studies being conducted.

Article 5
DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

5.1           Diligence Obligations. Following Development Candidate Selection, B+L shall at all times use Commercially Reasonable Efforts to seek Regulatory Approval for [***] Licensed Product for [***] indication in [***]. Following Regulatory Approval of a Licensed Product in [***], B+L shall use Commercially Reasonable Efforts to Commercialize the Licensed Product in such country.

5.2           Development Responsibility. Other than as set forth in Section 5.1, from and after Development Candidate Selection, B+L will, subject to the terms of this Agreement, be solely responsible and have sole decision-making authority, at its expense, for the Development of the Licensed Molecules and Licensed Product in the Field in the Territory.

5.3           Regulatory Responsibility. Other than as set forth in Section 5.1, from and after Development Candidate Selection, B+L shall (i) have the sole decision-making authority to determine the regulatory plans and strategies for the Licensed Product in the Field in the Territory, (ii) be responsible for making all regulatory submissions and filings with respect to the Licensed Product in the Field in the Territory, (iii) be responsible for interfacing, corresponding, and meeting with the applicable Regulatory Authorities, including the FDA, regarding the Licensed Product in the Field in the Territory and (iv) be responsible for obtaining and maintaining Regulatory Approvals for the Licensed Products in the Field in the Territory in the name of B+L or its Affiliates, Sublicensees, or distributors.

5.4           Commercialization Responsibility. Other than as set forth in Section 5.1, from and after Development Candidate Selection, B+L will be solely responsible, at its sole cost and expense, for Commercializing all Licensed Products in the Field in the Territory. Other than as set forth in Section 5.1, all decisions regarding Commercialization of the Licensed Products in the Field in the Territory, including the design, sale, pricing, and promotion of the Licensed Products in the Field in the Territory under this Agreement, shall be within the sole discretion of B+L and its Affiliates.

Article 6
FINANCIAL PROVISIONS

6.1            Upfront Payment. Within [***], B+L shall make a one-time lump sum payment to City of Five Million Dollars (USD$5,000,000), which payment shall be non-refundable, non-contingent and non-creditable against other payments due hereunder.

6.2            Convertible Note. On the Effective Date, B+L will purchase from City for Ten Million Dollars (USD$10,000,000) a convertible promissory note with a principal amount of Ten Million Dollars (USD$10,000,000) pursuant to the terms of a Note Purchase Agreement and accompanying Convertible Promissory Note, in the forms attached hereto as Exhibit 6.2. At the Effective Date, City shall deliver to B+L an executed Convertible Promissory Note against payment of the purchase price therefor by wire transfer to a bank account designated by City within [***].

6.3            Development Candidate Selection Payment. If B+L makes a Development Candidate Selection, B+L shall pay City the Development Candidate Selection Payment [***] (and, if B+L provides Regulatory Filings Contingent Notice, effectiveness) of the Development Candidate Selection as set forth in Section 3.1. Such payment shall be non-refundable, non-contingent and non-creditable against other payments due hereunder. For clarity, only [***].

6.4            Development and First Commercial Sale Milestone Payments.

6.4.1           B+L shall pay City the following non-refundable and non-creditable milestone payments (each, a “Milestone Payment”) upon achievement of each of the corresponding milestone events (each, a “Milestone Event”) by or on behalf of B+L, any of its Affiliates, or any Sublicensees:

#	Milestone Event	Milestone Payment (USD)
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]

Each Milestone Payment shall be deemed earned as of the first achievement of the corresponding Milestone Event. B+L shall provide City with notice of the achievement of each Milestone Event and shall pay City the corresponding Milestone Payment within [***] after the applicable Milestone Event is first achieved. [***].

6.4.2           For Section 6.4.1:

(a)            [***].

(b)            [***].

6.5            Sales Milestone Payments. Subject to the terms of this Agreement, B+L shall make the following payments to City (each a “Sales Milestone Payment”) after the achievement of the applicable event set forth below (each a “Sales Milestone Event”). Each of the Sales Milestone Payments are payable only once and, accordingly, the total payments made to City pursuant to this Section 6.5 shall not exceed [***]. Achievement of the Sales Milestone Events for a Calendar Year shall be based on aggregate Annual Net Sales of all Licensed Products in the Field in the Territory in such Calendar Year. B+L will notify City and shall pay to City the corresponding Sales Milestone Payment [***] in which the applicable Sales Milestone Event is achieved, provided that, [***].

Sales Milestone Event	Sales Milestone Paymen (USD)
[***]	[***]
[***]	[***]
[***]	[***]

6.6            Royalties.

6.6.1           Royalty Rates. B+L shall pay City a percentage of Annual Net Sales of each Licensed Product (the “Royalty Rate”) in each Calendar Quarter as set forth in this Section 6.6 (“Royalty Payment”). The Royalty Payment shall be payable to City after each Calendar Quarter on a Licensed Product-by-Licensed Product basis and country-by-country basis until [***].

Worldwide Annual Net Sales of the applicable Licensed Product	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

Determination of the applicable Royalty Rate shall be based on aggregate Annual Net Sales of each applicable Licensed Product (not all Licensed Products) in the Field in the Territory. For clarity, each Royalty Rate set forth in the table immediately above shall only be applied to the Annual Net Sales within the applicable royalty range. For example, the total royalties due for a Licensed Product in a Calendar Year (i.e., the aggregate of the royalty payments for each of the four Calendar Quarters in such Calendar Year) with Annual Net Sales of [***] would be calculated as follows:

[***] =	[***]	[***]
	[***]	[***]
	[***]	[***]
	[***]	[***]

[***].

6.6.2           Royalty Reductions. Subject to Section 6.6.3, on a Licensed Product-by-Licensed Product basis and country-by-country basis:

(a)            [***].

(b)            [***].

(c)            [***].

6.6.3           Royalty Floor. In no event will the total reductions under Section 6.6.2 reduce any Royalty Payment payable to City, with respect to a given Licensed Product in a given country in any Calendar Quarter, by more than [***] of the amount that would otherwise be payable for such Licensed Product in such country in such Calendar Quarter if such reductions were not made.

6.7           Taxes. Except as otherwise set forth in this Section 6.7, each Party shall be responsible for its own taxes, duties, levies, imposts, assessments, deductions, fees, withholdings or similar charges imposed on or measured by net income or overall gross income (including branch profits), gross receipts, capital, ability or right to do business, property, and franchise or similar taxes pursuant to applicable Law. [***]. B+L shall submit reasonable proof of payment of the Withholding Taxes within a reasonable period of time after such Withholding Taxes are remitted to the Governmental Authority. [***]. The Parties shall reasonably cooperate to eliminate or minimize any Withholding Taxes. [***].

6.8           Statements and Payment. Within [***] after each Calendar Quarter during the term of this Agreement following the First Commercial Sale of a Licensed Product, B+L will provide to City a Sales & Royalty Report and shall pay the applicable royalty amount.

6.9           Currency Exchange. For any currency conversion required in determining the amount of payments due hereunder, the amount in foreign currencies shall be converted into USD using [***].

6.10         Payment Method. All payments due to a Party hereunder shall be made via wire transfer of immediately available USD funds from a bank in the United States to an account designated in writing by that Party to the other Party.

6.11         Records Retention; Financial Audit.

6.11.1         Record Retention. Each Party shall maintain complete and accurate books, records and accounts for the calculation of Research Costs, reporting and payment of Withholding Taxes, and Royalty Payments due, as applicable, in sufficient detail to confirm the accuracy of any Research Cost reports and any Royalty Payments required under this Agreement, which books, records and accounts shall be retained until [***] after the end of the period to which such books and records pertain.

6.11.2         Financial Audit. Each Party (the “Auditing Party”) shall have the right to have an independent certified public accounting firm of internationally recognized standing reasonably acceptable to the other Party (the “Audited Party”) have access during normal business hours, upon reasonable prior notice, to such of the records of the Audited Party and its Affiliates as may be required to verify the accuracy of the calculation of Research Costs, Net Sales and Royalty Payments incurred or due for any year ending not more than [***] prior to the date of such request. Such verifications may not (a) be conducted for any Calendar Quarter more than [***] after the end of such Calendar Quarter, (b) be conducted more than once in any [***] period or (c) be repeated for any period unless, subject to the foregoing clauses (a) and (b), a subsequent verification uncovers a material error that is reasonable for the Auditing Party to assume existed in previously audited records. The independent certified public accounting firm shall disclose to the Auditing Party only the amounts which the independent certified public accounting firm believes to be inaccurate, with respect to Research Costs, or due and payable hereunder to City, with respect to Royalty Payments, shall provide a copy of same to the Audited Party, and shall disclose no other information revealed in such audit. Any and all records of the Audited Party and its Affiliates examined by such independent certified public accounting firm shall be deemed the Audited Party’s Confidential Information, which may not be disclosed by said independent certified public accounting firm to any Third Party or (except for the information expressly sought to be confirmed by the Auditing Party as set forth in this Section 6.11.2) to the Auditing Party. The Auditing Party shall bear all costs of such audit, unless the audit reveals a discrepancy in its favor of more than [***] in which case the Audited Party shall bear the cost of the audit. The result of the audit shall, in the absence of manifest error, be final and binding on the Parties.

6.11.3         Payment of Additional Amounts. If, based on the results of any audit conducted under Section 6.11.2, payments are owed to a Party under this Agreement, then the other Party shall make such payments within [***] after the accounting firm’s written report is delivered to the Parties, with interest calculated thereon in accordance with Section 6.12.

6.12         Interest on Late Payments. Any failure by either Party to make a payment of any undisputed amount when due shall obligate that Party to pay interest to the other Party on the amount unpaid at [***] (or, if lower, the maximum rate permitted by applicable Law) calculated on a daily basis and payable for the period from the date payment is due until the date payment is actually made, without prejudice to the recipient’s right to receive payment on the due date.

Article 7
CONFIDENTIALITY

7.1           Protection of Confidential Information. The Receiving Party shall not, and shall cause its Affiliates and its and their officers, directors, employees and agents not to, disclose or disseminate Confidential Information of the Disclosing Party to any Third Party unless expressly permitted hereunder, and shall not use such Confidential Information for any purpose other than in performing the Receiving Party’s obligations or exercising the Receiving Party’s rights under this Agreement. In addition, the Receiving Party shall take, and shall cause its Affiliates to take, reasonable steps to protect the Confidential Information of the Disclosing Party from unauthorized use or disclosure, which steps shall be no less than those the Receiving Party takes to protect its own confidential or proprietary material of a similar nature. City shall not, and, to the extent such information is disclosed to its Affiliates, shall cause such Affiliates and its and their officers, directors, employees and agents not to, disclose or disseminate Licensed Know-How that is both Confidential information of City and relating solely to the Development, Manufacture or Commercialization of Licensed Molecules or Licensed Products to any Third Party unless expressly permitted hereunder, and shall not use such Confidential Information for any purpose other than in performing its obligations under this Agreement and shall take, and shall cause such Affiliates to take, reasonable steps to protect such Licensed Know-How relating solely to the Development, Manufacture or Commercialization of Licensed Molecules or Licensed Products from unauthorized use or disclosure, which steps shall be no less than those the Receiving Party takes to protect its own confidential or proprietary material of a similar nature. Each Party shall be responsible for any breach of its confidentiality obligations by its respective employees and agents. The foregoing obligations shall apply equally to all copies, extracts and summaries of the Disclosing Party’s Confidential Information.

7.2           Certain Permitted Disclosures.

7.2.1           Disclosure Required by Law. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is required by applicable Law, provided that, to the extent it may legally do so, the Receiving Party shall: (a) give reasonable advance notice to the Disclosing Party of such disclosure to permit the Disclosing Party to use its reasonable efforts to secure confidential treatment of such Confidential Information prior to disclosure to the extent such treatment is applicable (whether through protective orders or otherwise), (b) cooperates with the Disclosing Party in the exercise of its right to protect the confidentiality of the Confidential Information, and (c) discloses only that Confidential Information that is required to be disclosed.

7.2.2           Disclosure for Agreement Purposes. The Receiving Party may disclose Confidential Information of the Disclosing Party to a Third Party to the extent such disclosure is reasonably necessary to exercise the rights granted to or retained by it under this Agreement, including in preparing, filing, maintaining or prosecuting Patents, prosecuting or defending litigation or submitting information to Governmental Authorities for the purpose of seeking Regulatory Approvals with respect to a Licensed Product, as applicable.

7.2.3           Disclosure to Certain Third Parties. The Receiving Party may disclose such of the Disclosing Party’s Confidential Information to (a) its Affiliates, employees, directors and consultants who have a need to know such Confidential Information, in each case, who are bound by obligations of confidentiality and non-use at least as stringent as those by which the Receiving Party is bound hereunder. Additionally, each Party may disclose the terms of this Agreement to its existing or potential investors, collaborators, licensees or acquirers, in each case, who are bound by obligations of confidentiality and non-use at least as stringent as those by which the Receiving Party is bound hereunder.

7.3           Return of Confidential Information. Upon termination of this Agreement, the Receiving Party shall promptly return or destroy all of the Disclosing Party’s Confidential Information, including all information relating to Licensed Products received hereunder and copies thereof in any medium, unless, and solely for so long as, the Receiving Party has continuing rights to use the foregoing pursuant to Article 9. Notwithstanding the foregoing, the Receiving Party may retain one copy for its legal files. Nothing herein shall require the erasure or destruction of back-up media made in the ordinary course of business, provided that it is not accessible in the ordinary course of business.

7.4           Unauthorized Use. If the Receiving Party becomes aware of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, it shall promptly notify the Disclosing Party of such unauthorized use or disclosure.

7.5           Public Disclosure. Neither Party shall mention or otherwise use the name, logo or trademark of the other Party or any of its Affiliates or any abbreviation or adaptation thereof in any advertising, marketing, promotional or sales literature or other form of publicity, except as follows:

7.5.1           Either Party or its Affiliates may make such a disclosure to the extent required by the rules of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded.

7.5.2           Upon either Party’s request, the Parties shall cooperate in good faith to mutually agree on a press release with respect to this Agreement. Except for any subsequent announcements that contain no additional information that is not included in such press release (or as otherwise authorized under this Agreement), neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

7.6           Public Securities Disclosure. A Party may disclose this Agreement and its terms in securities filings with the Securities Exchange Commission (or equivalent foreign agency) (“Security Regulators”) to the extent required by applicable Laws. In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no more than [***] after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines prescribed by the regulations of the applicable Security Regulators. The Party seeking such disclosure shall reasonably consider the other Party’s proposed redactions but shall have no obligation to include such proposed redactions to the extent such Party reasonably believes such proposed redactions would not comply with applicable Law.

Article 8
INTELLECTUAL PROPERTY

8.1           Inventions.

8.1.1           Solely Invented Inventions. Subject to the licenses and other rights granted herein, as between the Parties, each Party shall own and retain all right, title and interest in and to any and all Inventions invented solely by or on behalf of such Party (or its Affiliates).

8.1.2           Jointly Invented Inventions. Subject to the licenses and other rights granted herein, as between the Parties, the Parties shall each own an equal, undivided interest in any and all right, title, and interest in and to any Inventions invented jointly by or on behalf of City or its Affiliates, on the one hand, and B+L or its Affiliates, on the other hand, in performance of the Research Plan (the “Joint Inventions”). Subject to the license granted under Section 3.2, the applicable exclusivity obligations under Section 3.6, and the other provisions of this Agreement, and without granting any rights in any intellectual property other than Joint Inventions (e.g., without granting any rights to any pre-existing inventions on which such Joint Inventions rely or any Patents claiming such pre-existing inventions), each Party shall have the right to Exploit (and license others to Exploit) any of the Joint Inventions without the consent of (or right to account to) the other Party other than as set forth in this Agreement.

8.1.3           Inventorship. The determination of whether an Invention is solely or jointly invented by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with the principles of patent law in the USA (in the case of non-patentable Know-How, inventorship will also be determined under such principles by treating such Know-How as if it were patentable).

8.2           Prosecution and Maintenance of Patents.

8.2.1           Solely-Owned Patents. Subject to Section 8.2.3, each Party shall have the sole right (but not the obligation), in its sole discretion and at its sole cost, to prepare, file, prosecute (including any interferences, oppositions, reissue proceedings, reexaminations and similar proceedings) and maintain (collectively, “Prosecution” or to “Prosecute”) all Patents owned solely by such Party, including Patents claiming Inventions solely owned by such Party.

8.2.2           Joint Patents. Subject to Section 8.2.4, City shall have the sole right (but not the obligation), in its sole discretion, to Prosecute all Patents claiming Joint Inventions (“Joint Patents”).

8.2.3           City Molecule-Specific Patents.

(a)           Section 8.2.1 and Section 8.2.2 notwithstanding, City will promptly provide B+L with copies of all correspondence to or from the USPTO, EPO and equivalent patent offices in foreign jurisdictions relating to City Molecule-Specific Patents. City will reasonably cooperate with B+L in Prosecuting the City Molecule-Specific Patents, and in such case, in the event of any disagreement between City and B+L regarding the Prosecution of City Molecule-Specific Patents under this Section: (a) after Development Candidate Selection, B+L will have final decision-making authority and City will (and will cause its outside counsel to) Prosecute City Molecule-Specific Patents as instructed by B+L, including in countries requested by B+L to the extent permitted by applicable Law; and (b) prior to the Development Candidate Selection, City will have final decision-making authority.

(b)           If City intends to abandon any filed U.S. Patent and all foreign equivalents of such Patent that would constitute City Owned Patents that Covers a Program Molecule and City has not appointed any other Third Party to continue Prosecuting such Patents, City will give B+L notice thereof within [***] prior to allowing such Patents to become abandoned, and B+L will thereafter have the right, but not the obligation, to Prosecute such City Owned Patents. If B+L assumes responsibility for any City Owned Patents pursuant to this Section 8.2.3(b) (“Assumed Patents”), City will transfer control of such Prosecution of such Assumed Patents to B+L (or B+L’s outside counsel) and reasonably cooperate with B+L (and its outside counsel) in Prosecuting such Patents and, in such case, in the event of any disagreement between City and B+L regarding the Prosecution of such Assumed Patents, B+L will have final decision-making authority and, if the Prosecution of such Patents remains with City, City will (and will cause its outside counsel to) Prosecute such Patents as instructed by B+L, including in countries requested by B+L to the extent permitted by applicable Law, and B+L will reimburse City for all reasonable and documented out-of-pocket costs incurred by City in connection with the Prosecution of the Assumed Patents.

(c)           As between the Parties, City will be solely responsible for all costs and expenses City incurs in connection with the Prosecution of the City Owned Patents (other than Assumed Patents). Notwithstanding the foregoing, if B+L makes the Development Candidate Selection, B+L will reimburse City for all reasonable and documented out-of-pocket costs incurred by City in connection with the Prosecution of the City Molecule-Specific Patents (including, without limitation, those costs incurred prior to such Development Candidate Selection).

(d)           After Development Candidate Selection, B+L will have the right, but not the obligation, to Prosecute the City Molecule-Specific Patents at its own cost. If B+L chooses to abandon any filed City Molecule-Specific Patent (whether in any country or all countries) then, B+L will provide City with reasonable notice prior to allowing such City Molecule-Specific Patent(s) to be abandoned and City will thereafter have the right to continue to Prosecute such City Molecule-Specific Patent in such countries at its own cost and shall control all Prosecution decisions with respect thereto.

8.2.4           Joint Molecule-Specific Patents.

(a)           Section 8.2.1 and Section 8.2.2 notwithstanding, City will Prosecute any Joint Patents, in the names of both City and B+L. City will keep B+L reasonably informed with respect to such Prosecution activities and will provide B+L an opportunity to review and comment on material documents related to such Prosecution which comments City will consider in good faith. City will take such reasonable acts in connection therewith as City deems appropriate, provided City considers in good faith any comments of B+L and is acting in good faith to obtain and maintain Joint Patents effective for market exclusivity of Licensed Products. If City decides not to be responsible for Prosecuting any particular Joint Patent in any particular country, City will notify B+L in writing and B+L will have the right, but not the obligation, to be responsible for such activities in such country. In this case, B+L may Prosecute such Joint Patents in such country in the names of both City and B+L. B+L will keep City reasonably informed with respect to such Prosecution activities and will provide City an opportunity to review and comment on material documents related to such Prosecution which comments B+L will consider in good faith. B+L will take such reasonable acts in connection therewith as B+L deems appropriate, provided B+L considers in good faith any comments of City and is acting in good faith to obtain and maintain Joint Patents effective for market exclusivity of Licensed Products. Each Party will, at its own cost, sign all legal documents necessary to Prosecute Joint Patents. Each Party will fully cooperate with the other Party in providing the other Party with necessary information in its possession for such Prosecution.

(b)           Section 8.2.2 notwithstanding, with respect to Joint Molecule-Specific Patents, City will promptly provide B+L with copies of all correspondence to or from the USPTO, EPO and equivalent patent offices in foreign jurisdictions, relating to such Joint Molecule-Specific Patents. City will reasonably cooperate with B+L in Prosecuting the Joint Molecule-Specific Patents, and in such case, in the event of any disagreement between City and B+L regarding the Prosecution of Joint Molecule-Specific Patents under this Section: (a) after Development Candidate Selection, B+L will have final decision-making authority and, if the Prosecution of such Patents remains with City, City will (and will cause its outside counsel to) Prosecute Joint Molecule-Specific Patents as instructed by B+L, including in countries requested by B+L to the extent permitted by applicable Law; and (b) prior to the Development Candidate Selection, City will have final decision-making authority. After Development Candidate Selection, B+L will have the right, but not the obligation, to Prosecute the Joint Molecule-Specific Patents. If B+L assumes responsibility for any Joint Molecule-Specific Patents pursuant to this Section, City will transfer control of such Prosecution to B+L (or B+L’s outside counsel) upon B+L’s request.

(c)           The Parties will share [***] the reasonable and documented out-of-pocket costs incurred for Prosecution of Joint Patents (the “Joint Patent Costs”). The Party who is responsible for the Prosecution of the Joint Patent will, through its patent counsel, if applicable, invoice the other Party for its share of such Joint Patent Costs within [***] after the end of the month during which such Joint Patent Costs were incurred and the other Party will pay its share of such Joint Patent Costs to the applicable Party or its patent counsel within [***] after receipt of such invoice. Notwithstanding this Section 8.2.4(c), if a Party does not wish to bear Joint Patent Costs with respect to a Joint Patent in a country, such Party may, by providing [***] prior written notice to the other Party, terminate its obligation to pay such Joint Patent Costs. In this case, such Party will promptly assign all of its right, title and interest in and to such Joint Patent in such country to the other Party upon such other Party’s written request at such other Party’s cost; provided, however, that such Joint Patent will cease being a Joint Patent and will be deemed a Patent solely owned by City if B+L is the assigning Party or a Patent solely owned by B+L if City is the assigning Party.

(d)           Notwithstanding Section 8.2.4(c), if B+L makes the Development Candidate Selection, B+L will reimburse City for all reasonable and documented out-of-pocket costs incurred by City in connection with the Prosecution of the Joint Molecule-Specific Patents (including, without limitation, those costs incurred prior to such Development Candidate Selection).

(e)           If B+L chooses to abandon any filed Joint Molecule-Specific Patent (whether in any country or all countries) then, B+L will provide City with reasonable notice prior to allowing such Joint Molecule-Specific Patent(s) to be abandoned and City will thereafter have the right to continue to Prosecute such Joint Molecule-Specific Patent in such countries at its own cost and shall control all Prosecution decisions with respect thereto.

8.2.5           Each Party agrees to reasonably cooperate with the other with respect to the Prosecution of Patents pursuant to this Section 8.2. At the request of the other Party, the Party responsible for Prosecuting a Patent will make reasonable efforts to separately Prosecute subject matter solely related to City Molecule-Specific Patents and Joint Molecule-Specific Patents separate from other subject matter which may be disclosed or claimed in any Patent hereunder, to the extent it may reasonably do so without jeopardizing or impairing any such Patents. Each Party’s rights to Prosecute a Patent pursuant to this Section 8.2 will be subject to the applicable provisions of any agreements between the Party controlling such Patents and its licensor.

8.3           Patent Enforcement.

8.3.1           Enforcement of Molecule-Specific Patents after the Development Candidate Selection.

(a)           After the Development Candidate Selection, B+L will have the first right to institute infringement suits or take other action under the City Molecule-Specific Patents and Joint Molecule-Specific Patents (collectively, the “Molecule-Specific Patents”) (an “Infringement Action”).

(b)           If B+L institutes or undertakes an Infringement Action in accordance with Section 8.3.1(a), City will cooperate with B+L in its efforts to protect such Molecule-Specific Patents and will agree to be a party in any suit, if required for B+L to obtain legal standing, in each case, at B+L’s sole expense. B+L will notify and keep City apprised in writing of such Infringement Action and will consider and take into account City’s reasonable interests and requests regarding such Infringement Action.

(c)           If B+L does not institute or undertake an Infringement Action in accordance with Section 8.3.1(a) for a period of [***] after being requested by City to do so, or (if sooner) at least [***] prior to the last date such Infringement Action may be brought, City may institute or undertake and thereafter control such Infringement Action. In such event, City will have the right, but not the obligation, to institute or undertake such suit or other appropriate Infringement Action in the name of City or of B+L or in the names of both of them, at City’s cost. B+L will cooperate fully with City in its efforts to protect such Patents and will agree to be a party in any suit, if required, in each case with respect to such Infringement Action, in each case at City’s sole expense. City will notify and keep B+L apprised in writing of such Infringement Action and will consider and take into account B+L’s reasonable interests and requests regarding such Infringement Action.

8.3.2           Enforcement of Joint Patents; Enforcement of Molecule-Specific Patents Absent the Development Candidate Selection. City will have the first right to institute infringement suits or take other actions under the Joint Patents that are not Molecule-Specific Patents. Additionally, City will have the first right to institute infringement suits or take other action under the Molecule-Specific Patents prior to, and otherwise in the absence of, the Development Candidate Selection, at City’s cost. City will have the right to institute such suits or other appropriate actions in the name of City or of B+L, or in the names of both of them. B+L will cooperate fully with City in its efforts to protect such Patents and will agree to be a party in any suit, if required, at City’s sole expense. City will notify and keep B+L apprised in writing of such action and will consider and take into account B+L’s reasonable interests and requests regarding such action. If City does not institute or undertake an Infringement Action in accordance with the foregoing for a period of [***] after being requested by B+L to do so, or (if sooner) at least [***] prior to the last date such Infringement Action may be brought, B+L may institute or undertake and thereafter control such Infringement Action. In such event, B+L will have the right, but not the obligation, to institute or undertake such suit or other appropriate Infringement Action in the name of B+L or of City or in the names of both of them, at B+L’s cost. City will cooperate fully with B+L in its efforts to protect such Patents and will agree to be a party in any suit, if required, in each case with respect to such Infringement Action, in each case at City’s sole expense. B+L will notify and keep City apprised in writing of such Infringement Action and will consider and take into account City’s reasonable interests and requests regarding such Infringement Action.

8.3.3           Cooperation. In any Infringement Action brought under this Section 8.3 in any jurisdiction, each Party will reasonably cooperate with each other, in good faith, relative to the other Party’s efforts to protect the applicable Patents and will agree to be a party to such Infringement Action, if necessary. Notwithstanding anything to the contrary in this Section 8.3, neither Party will settle or compromise any related defense nor infringement suit brought under the Molecule-Specific Patents pursuant to this Section 8.3, without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed. Furthermore, each Party will provide the other Party with reasonable prior notice and opportunity to review and comment, and will consider in good faith all reasonable comments from the other Party on, any proposed arguments asserted or to be asserted in any enforcement action under this Section 8.3.

8.3.4           Recoveries. With respect to any Infringement Action initiated pursuant to this Section 8.3, any recovery obtained as a result of any such proceeding, by settlement or otherwise, will be applied in the following order of priority:

(a)           first, the Parties will be [***]

(b)           any remainder will be: [***].

8.4           Patent Term Extensions. The Parties shall cooperate with each other in determining with respect to the Licensed Product if any Licensed Patent would be eligible for patent term extension pursuant to 35 U.S.C. §154-156 and as appropriate, applicable foreign patent Laws (the “Patent Term Extension”), and then in obtaining the Patent Term Extension with respect to the Patents; provided, however, that the Party entitled to Prosecute such Patent shall make the final decision with respect to obtaining such Patent Term Extension.

8.5           Patent Invalidity Claims.

8.5.1           Right to Respond. If during the Term a Third Party initiates a patent opposition, reexamination, or other proceeding in any patent office, asserting that Joint Patents or Molecule-Specific Patents are invalid or otherwise unenforceable (an “Invalidity Claim”), the Parties will treat such Invalidity Claim in accordance with Section 8.2.3 or Section 8.2.4, as applicable. For the avoidance of doubt, any response to a Third Party declaratory judgment action with respect to such Joint Patent or Molecule-Specific Patent claims or a counterclaim of invalidity or unenforceability of such claims made in the context of infringement suits or other action will be governed by Section 8.3.

8.5.2           Invalidity Claims. The non-controlling Party will cooperate with the controlling Party in the preparation and formulation of a response to an Invalidity Claim, and in taking other steps reasonably necessary to respond, to such Invalidity Claim. The controlling Party will have the sole and exclusive right to select counsel for the response to such Invalidity Claim. The non-controlling Party will also have the right to participate and be represented relative to such proceeding by its own counsel at its own expense. The controlling Party will not settle or compromise any Invalidity Claim in a manner that admits the invalidity or unenforceability of any Molecule-Specific Patents, or that requires a payment to the Third Party in respect of such Invalidity Claim, without the consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed. For clarity, “control” under this Article 8 will mean final decision-making authority regarding controlling preparation, filing, prosecution and maintenance of Molecule-Specific Patents or Joint Patents, as applicable.

Article 9
TERM AND TERMINATION

9.1           Term. Unless terminated earlier pursuant to this Article 9, the term of this Agreement will remain in force for the period commencing on the Effective Date and ending upon the earlier of (a) the occurrence of any Development Candidate Selection Termination Condition, or (b) the expiration of the last-to-expire of all Royalty Terms for all Licensed Products (the “Term”).

9.2           Termination at Will by B+L; NHP Study Termination. B+L shall have the right to terminate this Agreement in its entirety or on a country-by-country basis for any reason or no reason at any time on [***] prior written notice to City. This Agreement shall also terminate [***] after: (a) the Parties jointly agree that neither an NHP Study nor a different non-human primate study designed by, overseen and paid for by B+L, will be conducted; or (b) a NHP Study Plan Deadlock occurs and B+L does not, within [***] after such NHP Study Plan Deadlock is escalated to the Senior Officers, provide City with written notice of the final NHP Study Plan determined by B+L as a result of such NHP Study Plan Deadlock.

9.3           Termination of Research Plan.

9.3.1           B+L shall have the right to terminate the Research Plan prior to the completion thereof upon [***] notice to City (“Research Plan Termination Notice” and, such [***] period, the “Wind Down Period”).

9.3.2           If B+L provides Research Plan Termination Notice, City shall wind-down its activities under the Research Plan during the Wind Down Period and provide a data package of all available data, including results of preclinical studies, relating to City’s performance of the Research Plan through the end of the Wind Down Period to B+L during the Wind Down Period. B+L shall remain obligated to pay City all Research Costs incurred prior to termination or that are non-cancellable out-of-pocket expenses (excluding Ordinary Research Costs in excess of the Budget Amount), even if actually incurred after termination or expiration. Regardless of the actual monthly Personnel Research Costs during the Wind Down Period, for the purposes of B+L’s payment obligations, the monthly Personnel Research Cost during the Wind Down Period shall not be deemed to be less than the average monthly Personnel Research Cost for the portion of the Research Period elapsed prior to Research Plan Termination Notice.

9.4           Material Breach. In the event of a material breach of this Agreement, the non- breaching Party shall have the right to terminate this Agreement by notice to the breaching Party specifying the nature of such breach in reasonable detail. Such termination shall become effective [***] (or, in the case of non-payment during the Research Period, [***] from receipt of such notice by the breaching Party, unless the breaching Party has cured such breach within such [***] period (or, in the case of non-payment during the Research Period, [***]. Notwithstanding anything to the contrary in the foregoing, after (and only after) Development Candidate Selection Payment, if the breaching Party can reasonably establish that the material breach is limited to, and only has an impact on, one country in the Territory, then the non-breaching Party shall only be entitled to terminate this Agreement with respect to such country and the termination of the Agreement with respect to such country shall not impact the breaching Party’s rights in the other countries in the Territory.

9.5           Patent Challenge. If B+L or any of its Affiliates or Sublicensees, challenges, under any court action or proceeding, or before any patent office, the validity, patentability or enforceability of any Patent licensed to B+L under this Agreement, or initiates a reexamination of any such Patent, or materially assists any Third Party to conduct any of the foregoing activities (each, a “Patent Challenge”) and such Patent Challenge is not a defense against a claim, action or proceeding asserted by City, its Affiliates or its licensees against B+L or its Affiliates or Sublicensees, then City may terminate this Agreement in its entirety on [***] notice to B+L (the date of delivery of such notice, the “Patent Challenge Notice Date”). Notwithstanding the foregoing, (i) if a Sublicensee makes a Patent Challenge and B+L terminates such Sublicensee’s sublicense or causes such Sublicensee to withdraw such Patent Challenge within [***] after the Patent Challenge Notice Date, then City cannot terminate this Agreement pursuant to this Section 9.5 with respect to such Sublicensee’s Patent Challenge and (ii) if B+L or any of its Affiliates makes a Patent Challenge and B+L withdraws or causes such Affiliates to withdraw such Patent Challenge within [***] after the Patent Challenge Notice Date, then City cannot terminate this Agreement pursuant to this Section 9.5 with respect to such Patent Challenge by B+L or such Affiliates.

9.6           Insolvency.

9.6.1           To the extent permitted by applicable Law, either Party may terminate this Agreement in its entirety effective immediately upon notice to the other Party if, at any time, such other Party (a) files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization (except for solvent reorganization or solvent reconstruction) or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, (b) proposes a written agreement of composition or extension of substantially all of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not be dismissed within [***] after the filing thereof, (d) proposes to be a party to any dissolution or liquidation, (e) admits in writing its inability generally to meet its obligations as they fall due in the general course, or (f) makes an assignment of substantially all of its assets for the benefit of creditors.

9.6.2           All rights and licenses granted under or pursuant to any section of this Agreement are for purposes of Section 365(n) of Title 11, United States Code or any analogous provisions in any other country or jurisdiction (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code (and any equivalent provisions under the bankruptcy or insolvency Laws of any other relevant jurisdiction). The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. The non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property and all embodiments of such intellectual property, which, if not already in its possession, shall be promptly delivered to the non-bankrupt Party (a) upon the commencement of a bankruptcy proceeding upon the non-bankrupt Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-bankrupt Party. The Parties acknowledge and agree that payments made under Section 6.2 shall not (x) constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, or (y) relate to licenses of intellectual property hereunder.

9.7           Effect of Expiration or Termination of this Agreement.

9.7.1           Accrued Obligations. Upon expiration or termination of this Agreement for any reason neither Party shall be released from any liability (including, without limitation, any payment obligation) that, at the time of such expiration or the Termination Date, has already accrued to the other Party or that is attributable to a period prior to such expiration or the Termination Date.

9.7.2           B+L For Cause Termination. If B+L terminates this Agreement in accordance with Section 9.4 after the Development Candidate Selection:

(a)           the license and rights granted to B+L under Section 3.2 shall survive;

(b)           [***] shall survive;

(c)           [***] shall survive; and

(d)           subject to the foregoing, except as otherwise expressly provided herein, all other rights and obligations of each Party hereunder will cease, including Sections [***].

For clarity, City may still terminate this Agreement pursuant to Section 9.5 after B+L terminates this Agreement in a manner giving effect to this Section 9.7.2, in which case, Section 9.8 shall apply notwithstanding anything to the contrary in Section 9.7.2.

9.7.3           In-Process Clinical Trials. Notwithstanding any other provision in this Section 9.7, if there is any Clinical Trial of Licensed Products being conducted at the Termination Date, the Party conducting such Clinical Trial shall be entitled to continue Exploiting the Licensed Products, as applicable, to the extent and for the period necessary to effect an orderly transfer or wind down of such Clinical Trial, in a timely manner and in accordance with applicable Laws.

9.8           Survival.

9.8.1           Upon the expiration or termination of this Agreement for any reason, subject to Section 9.7 and Section 9.8.4: (a) all rights and obligations of the Parties under this Agreement (including, without limitation, the license and rights granted to B+L under Section 3.2 and all sublicenses thereunder) shall terminate, provided that the rights and obligations of the Parties set forth in [***] shall survive any expiration or termination of this Agreement; and (b) none of B+L, its Sublicensees, or its Affiliates shall Develop or Commercialize any product containing a Program Molecule in the countries to which such expiration or termination applies.

9.8.2           Upon the expiration of this Agreement (other than pursuant to Section 9.1(b)) or termination of this Agreement for any reason (including, without limitation, under Section 9.2 with respect to a particular country, but excluding any termination by B+L pursuant to Section 9.4), subject to Section 9.7, B+L shall, to the extent permitted by applicable Law, (a) provide to City a summary report of the status of the Development and Commercialization of the Licensed Products in the terminated countries through the effective date of termination; (b) transfer to City all applicable (A) Regulatory Approvals in such terminated countries that B+L owns with respect to any Licensed Product and (B) Regulatory Documentation in such terminated countries that B+L owns with respect to any Licensed Product, in each case of (A) and (B) to the extent necessary for Developing, Manufacturing, or Commercializing the Licensed Products in the terminated countries, provided, that B+L may retain a copy of such items for its records; (c) transfer to City copies of all pre-clinical and clinical study records and analysis owned or otherwise Controlled by B+L and directly relating to the Development or Commercialization of any Licensed Product in such country; (d) if City requests within [***] of the effective date of such termination, sell to City all B+L’s inventory of Licensed Products specific to the terminated countries [***]; and (e) reasonably cooperate with City to facilitate the orderly transition of the Manufacture and Commercialization of Licensed Products in the terminated countries to City; in each case of (a) through (e), at City’s cost (but subject to the immediately following sentence). The first [***] FTE hours of such transfer services performed by B+L personnel for all such countries in the aggregate shall be at no-charge and, to the extent City reasonably requests additional work beyond such [***], City shall reimburse B+L at the FTE Rate. City shall be responsible for paying or reimbursing B+L for, as applicable, all Third Party costs associated with the transfers and related services contemplated pursuant to this Section 9.8.

9.8.3           [***].

9.8.4           Notwithstanding anything herein, upon the expiration of the Term following the expiration of the last-to-expire of all Royalty Terms for all Licensed Products pursuant to Section 9.1(b), all rights and licenses granted by City to B+L pursuant to Section 3.2 of this Agreement shall survive and shall become fully paid-up, perpetual, and irrevocable.

9.9           Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies at equity or law shall remain available to the Parties except as agreed to otherwise herein.

Article 10
REPRESENTATIONS AND WARRANTIES AND COVENANTS

10.1         Mutual Representations and Warranties. Each of City and B+L represents and warrants to the other Party, as of the Effective Date, that:

10.1.1         such Party is an entity duly organized, validly existing and in good standing under the Laws of the state or country (as applicable) of its organization, is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such qualification would prevent it from performing its obligations under this Agreement, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

10.1.2         such Party is duly authorized, by all requisite action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such Party does not require any shareholder action or approval, and the Person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite action;

10.1.3         except for Regulatory Filings (if any are required), no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or a Third Party is required on the part of such Party in connection with the valid execution, delivery and performance of this Agreement;

10.1.4         this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms except as enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights; and (b) equitable principles of general applicability; and

10.1.5         such Party has all requisite authorization and consent necessary to provide the Materials provided by such Party and for such Materials to be used as contemplated in the Research Plan, in each case, without violation of any applicable Laws or Third Party rights;

10.1.6         the execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions of this Agreement does not conflict with or result in a breach of any of the terms or provisions of (a) any other contractual or other obligations of such Party, (b) the provisions of its operating documents or bylaws, or (c) any order, writ, injunction or decree of any Governmental Authority entered against it or by which it or any of its property is bound;

10.1.7         neither such Party, nor any of its employees, officers, directors, consultants and advisors (a) are currently excluded, debarred, or otherwise ineligible to participate in any government health care programs; (b) has been convicted of a criminal offense related to the provision of healthcare items or services but yet to be excluded, debarred, or otherwise declared ineligible to participate in such health care programs; and (c) is, to such Party’s knowledge, under investigation by any Governmental Authority or otherwise aware of any circumstances which would reasonably be expected to result in it, or any of its Affiliates or their respective employees, officers, directors, consultants and advisors, being excluded from participation in the such health care programs; and

10.1.8         the employees of such Party or its Affiliates that are providing services under this Agreement are under a written obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof.

10.2         City’s Additional Representations and Warranties. City additionally represents and warrants to B+L, as of the Effective Date, that:

10.2.1         Schedule 10.2.1 completely and accurately sets out all Licensed Patents in existence as of the Effective Date;

10.2.2         there are no Patents owned by any Third Party that, to City’s actual knowledge, would be infringed by City’s practice of the Licensed Technology in performance of the Research Plan;

10.2.3         it has not received notice of any claims, and there are no judgments or settlements against or owed by City or, to the actual knowledge of City, any pending or threatened claims or litigation, in each case relating to the Licensed Technology;

10.2.4         it is the owner of, or has a license to, the Licensed Patents;

10.2.5         it has no actual knowledge that any of the Licensed Patents are invalid or unenforceable;

10.2.6         it is not, itself or with or through any Affiliate or Third Party, researching, Developing, Manufacturing or Commercializing: (a) any products that inhibit the expression of Complement Factor 3, other than as specified under this Agreement; (b) any Competing Research Product in the Field; or (c) any product to treat retinal disease through intravitreal injection;

10.2.7         it has the resources and ability to perform its obligations hereunder with reasonable skill and care, with qualified personnel, in a professional and workmanlike manner, and following the best practices in the industry, and in compliance with all applicable Laws; and

10.2.8         it has not granted any right or license to any Third Party relating to any of the Licensed Technology that would conflict with the license granted under Section 3.2.

10.3         City Covenants. City shall not grant any right or license to any Third Party relating to any of the Licensed Technology that would conflict with the license granted under Section 3.2. City covenants and agrees that will perform its obligations hereunder with reasonable skill and care, with qualified personnel, in a professional and workmanlike manner, following the best practices in the industry, and in compliance with all applicable Laws.

10.4         Disclaimer. Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Except as otherwise expressly set forth in this Agreement, all Materials are provided “AS IS” without any other representation or warranty of any kind. Without limiting the generality of the foregoing, except as otherwise expressly set forth in this Agreement, each Party disclaims any warranties with regards to: (a) the success of any study or test commenced under this Agreement, (b) the safety or usefulness for any purpose of the technology or materials it provides or discovers under this Agreement, and (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

Article 11
INDEMNIFICATION

11.1         B+L. Subject to Section 11.3, B+L shall defend, indemnify and hold City and its Affiliates and its and their respective officers, directors, shareholders, employees, agents, representatives, successors and permitted assigns (“City Indemnitees”), at B+L’s cost and expense, harmless from and against any and all Third Party claims, suits or demands (“Third Party Claims”) arising out of or in connection with: [***]. Notwithstanding the preceding sentence, B+L shall have no obligation with respect to Third Party Claims to the extent they are (a) attributable to any of the circumstances set forth in Section 11.2, or (b) attributable to the negligence or willful misconduct of the City Indemnitees.

11.2         City. Subject to Section 11.3, City shall defend, indemnify and hold B+L and its Affiliates and its and their respective officers, directors, shareholders, employees, agents, representatives, successors and permitted assigns (“B+L Indemnitees”), at City’s cost and expense, harmless from and against any and all Third Party Claims arising out of or in connection with [***]. Notwithstanding the preceding sentence, City shall have no obligation with respect to Third Party Claims to the extent they are (a) subject to indemnification by B+L pursuant to Section 11.1 above, or (b) attributable to the negligence or willful misconduct of the B+L Indemnitees.

11.3         Indemnification Procedures.

11.3.1         Indemnification Claims. A claim to which indemnification applies under Section 11.1 or Section 11.2 will be referred to as an “Indemnification Claim.”

11.3.2         Notice. If any Person or Persons (collectively, the “Indemnitee”) intends to claim indemnification under this Article 11 the Indemnitee will notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be an Indemnification Claim; provided, however, that failure of the Indemnitee to give such notice will not relieve the Indemnitor of its indemnification obligation under this Article 11, except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice. Each claim notice will describe in reasonable detail the basis for such claim (the “Claim Basis”) and specify the amount or the estimated amount of Third Party Claims actually incurred or paid by the Indemnitee as a result of the Claim Basis, to the extent ascertainable.

11.3.3         Defense of Indemnification Claims. By delivering notice to the Indemnitee within [***] after delivery of notice described in Section 11.3.2, the Indemnitor may assume and control, with the sole power to direct, the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee. If the Indemnitor does not assume control of the defense of the Indemnification Claim as described in this Section 11.3.3, the Indemnitee will control such defense at Indemnitor’s expense (subject to Section 11.1 and Section 11.2). The Party not controlling such defense may participate therein at its own expense. The Party controlling the defense of an Indemnification Claim will keep the other Party advised of the status of such Indemnification Claim and the defense thereof and will reasonably consider recommendations made by the other Party with respect thereto. The other Party will cooperate fully with the Party controlling such defense and will make available all pertinent information under its control, which information will be subject to Article 7, and cause its employees to be available in a deposition, hearing or trial.

11.3.4         Resolution of Indemnification Claims. Neither the Indemnitor nor the Indemnitee will admit fault on behalf of the other Party without the written consent of such other Party. The Indemnitee will not settle or compromise an Indemnification Claim without the prior written consent of the Indemnitor. The Indemnitor will not settle or compromise an Indemnification Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnitee from all liability with respect thereto or that imposes any liability or obligation on the Indemnitee for which the Indemnitee is not indemnified under this Agreement, without the prior written consent of the Indemnitee.

11.4         Insurance. Each Party shall have and maintain, at its sole cost and expense, an adequate liability insurance policy (including product liability insurance) obtained from a reputable insurer to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto and upon such terms (including coverages and deductible limits) as are customary in the pharmaceutical industry generally for the activities to be conducted by such Party under this Agreement. [***]. B+L shall continue to maintain such liability insurance policy for as long as B+L or any of its Affiliates or Sublicensees continues to make, use or sell a Licensed Product under this Agreement and thereafter for a period of [***], if the coverage is under a claims-made policy. This Section 11.4 shall not create any limitation on the Parties’ liability under this Agreement. Such insurance information shall be kept in confidence in the same manner as any other Confidential Information disclosed by the Parties hereunder.

11.5         Limitation of Liability; Consequential Damages. EXCEPT FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 7, OR EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1 OR SECTION 11.2, IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, RELIANCE, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, UNDER THIS AGREEMENT, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

Article 12
MISCELLANEOUS

12.1         Assignment. Neither Party may assign this Agreement or any rights hereunder without the prior written consent of the other Party, except that a Party may make such an assignment without the other Party’s consent, in whole or in part, to an Affiliate or to a successor to all or substantially all of the business to which this Agreement relates. Further, each Party shall have the right to cause the performance by an Affiliate of some or all of its obligations hereunder, without the prior written consent of the other Party; provided, however, such Party will be responsible and liable for any and all acts or omissions of any such Affiliate which, if such action or omission was by such Party, would constitute a breach of the terms and conditions hereof. In all cases, the assigning Party shall provide the other Party with prompt notice of any such assignment and the permitted assignee shall assume the obligations of the assigning Party hereunder in writing. No assignment of this Agreement shall act as a novation or release of either Party from responsibility for the performance of any accrued obligations.

12.2         Governing Law. This Agreement and any dispute or claim arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise) shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of Law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction. Notwithstanding the foregoing, any dispute with respect to infringement, validity, or enforceability of any Patent shall be governed by and construed and enforced in accordance with the Laws of the jurisdiction in which such Patent is issued or published.

12.3         Consent to Jurisdiction. Other than as expressly set out herein, each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action, or other proceeding arising out of this Agreement or the transactions contemplated thereby. Other than as expressly set out herein, each Party agrees to commence any such action, suit, or proceeding in the United States District Court for the Southern District of New York or if such suit, action, or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each Party further agrees that service of any process, summons, notice, or document by U.S. registered mail or internationally recognized overnight courier service to such Party’s respective address set forth in Section 12.12 shall be effective service of process for any action, suit, or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 12.3. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement in the United States District Court for the Southern District of New York (or, if applicable, the Supreme Court of the State of New York), and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

12.4         Force Majeure. Neither Party shall be liable to the other for any failure or delay in the fulfillment of its obligations under this Agreement (other than the payment of monies due and owing to a Party under this Agreement), when any such failure or delay is caused by fire, flood, earthquakes, explosions, sabotage, terrorism, civil commotions, riots, invasions, wars, peril of the sea or requirements of Governmental Authorities (each, a “Force Majeure Event”). In the event that either Party is prevented from discharging its obligations under this Agreement on account of a Force Majeure Event, the performing Party shall promptly notify the other Party, and such other Party shall use good faith efforts to discharge its obligations, even if in a partial or compromised manner.

12.5         No Debarred Personnel. Each Party agrees that it and its Affiliates and Sublicensees, as applicable, shall not use, during the Term, the services of any employee, consultant, contractor or clinical investigator that has been debarred by the FDA or any other Governmental Authority or that is the subject of debarment proceedings by the FDA or any other Governmental Authority. If a Party becomes aware that it or its Affiliates or Sublicensees, as applicable, has breached the foregoing obligation, it shall immediately (i) notify the other Party in writing and provide full details of the circumstances and extent of such breach and (ii) promptly replace the relevant employee, consultant, contractor or clinical investigator with a suitably qualified replacement that has not been debarred by the FDA or any other Governmental Authority or that is not the subject of debarment proceedings by the FDA or any other Governmental Authority.

12.6         Expenses. Except as otherwise expressly provided herein or mutually agreed, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.

12.7         No Agency. Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between City and B+L. Notwithstanding any of the provisions of this Agreement, neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities undertaken or incurred by one Party in connection with or relating to the Development, Manufacture or Commercialization of Licensed Product shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party.

12.8         No Third Party Beneficiaries. The warranties and agreements contained in this Agreement are for the sole benefit of the Parties, and in B+L’s case, B+L’s Affiliates, and their respective successors and permitted assigns, and they shall not be construed as conferring any rights to any other Persons other than, with respect to the Parties’ obligations in Sections 11.1 and 11.2, the other Persons expressly referenced as Indemnitees thereunder.

12.9         Entire Agreement; Amendment. This Agreement (including all schedules and exhibits hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to such matters. The Parties acknowledge that this Agreement has not been entered into wholly or partly in reliance on, nor has either party been given, any warranty, statement, promise or representation by the other or on its behalf other than as expressly set out in this Agreement. This Agreement may be amended or modified only by a writing signed by both Parties.

12.10       Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

12.11       Extension; Waiver. At any time, either City or B+L may (a) with respect to obligations owed to it or the performance of other acts for its benefit, extend the time for the performance of such obligations or such other acts to be performed hereunder by the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the conditions to the obligations of the other contained herein. Any agreement on the part of either Party to any such extension or waiver shall be valid only if set forth in an instrument executed by such Party. No such waiver shall be operative as a waiver of any other subsequent requirement of this Agreement. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

12.12       Notices. All communications required to be made under this Agreement shall be effective upon receipt, and shall be sent to the addresses set out below, or to such other addresses as may be designated by one Party to the other by notice pursuant hereto, by (a) internationally recognized overnight courier; (b) prepaid registered or certified US mail, return receipt requested; or (c) facsimile transmission or other electronic means of communication (including email) with confirmation by letter sent by the close of business on or before the next following Business Day at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Party as follows:

If to City, as follows:

City Therapeutics, Inc.
399 Binney Street
Cambridge, MA 02142
Attention: Sebastian Trousil, Chief Operating Officer

With a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
3570 Carmel Mountain Road
San Diego, CA 92130
Attention: Kirt W. Shuldberg, esq. and Brendan C. McCarthy, esq.

If to B+L, as follows:

Bausch + Lomb Ireland Limited
3013 Citywest Business Campus
Dublin 34, Ireland
Attention: Director
[***]

with a copy (which shall not constitute notice) to:

Bausch & Lomb Americas Inc.
400 Somerset Corporate Boulevard
Bridgewater, NJ 08807
Attention: General Counsel
[***]

12.13       Further Assurances. Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

12.14       No Strict Construction. This Agreement shall be construed as if it were drafted jointly by the Parties.

12.15       Headings. The headings herein are for convenience purposes only and shall not be used to interpret any of the provisions hereof.

12.16       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) shall be as effective as an original executed signature page.

12.17       Non-Exclusive Remedies. The remedies set forth in this Agreement shall be in addition to, and shall not be to the exclusion of, any other remedies available to the Parties at Law, in equity or under this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF this Agreement has been signed by the duly authorized representatives of the Parties as of the Effective Date.

CITY THERAPEUTICS, INC.

By:	/s/ John Maraganore
Name:	John Maraganore
Title:	Executive Chair

BAUSCH + LOMB IRELAND LIMITED

By:	/s/ Olive McDaid
Name:	Olive McDaid
Title:	Director

[Signature Page to Research Collaboration and License Agreement]

SCHEDULE 1.142

RESEARCH PLAN

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Confidential and Proprietary

SCHEDULE 2.9

PRE-CLINICAL DATA PACKAGE

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EXHIBIT 6.2

FORM OF NOTE PURCHASE AGREEMENT,

INCLUDING CONVERTIBLE PROMISSORY NOTE

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SCHEDULE 10.2.1

LICENSED PATENTS

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